                                                                   EXHIBIT 10.11

                       Dated 5th May 2004

    (1)   PRINTS (UK) QRS 16-1, INC as Borrower

    (2)   NATIONWIDE BUILDING SOCIETY as Original Lender

    (3)   NATIONWIDE BUILDING SOCIETY as Arranger, Agent and Security Trustee

                        FACILITY AGREEMENT
          relating to a (pound)10,500,000 facility

                         MAYER
                         BROWN
                          ROWE
                         & MAW

                         LONDON

                                    CONTENTS

CLAUSE                SUBJECT MATTER                             PAGE
  1.        Definitions and interpretation                         1
  2.        The Facility                                          13
  3.        Application                                           13
  4.        Conditions of Utilisation                             13
  5.        Utilisation                                           15
  6.        Repayment                                             17
  7.        Prepayment and cancellation                           18
  8.        Interest                                              23
  9.        Interest Periods                                      25
 10.        Changes to the calculation of interest                26
 11.        Fees                                                  27
 12.        Tax gross-up and indemnities                          28
 13.        Increased Costs                                       31
 14.        Mitigation by the Lenders                             32
 15.        Indemnities                                           32
 16.        Costs and expenses                                    35
 17.        Representations and warranties                        36
 18.        Information undertakings                              42
 19.        Property undertakings                                 44
 20.        Financial covenants                                   50
 21.        Rent Account and other bank accounts                  53
 22.        General undertakings                                  55
 23.        Events of Default                                     58
 24.        Changes to the Lenders                                62
 25.        Role of the Administrative Parties                    67
 26.        Conduct of business by the Finance Parties            73
 27.        Sharing among the Lenders                             73
 28.        Payment mechanics                                     76
 29.        Set-off                                               78
 30.        Communications                                        78
 31.        Calculations and certificates                         80
 32.        Partial invalidity                                    80
 33.        Remedies and waivers                                  80
 34.        Amendments and waivers                                80
 35.        Counterparts                                          81
 36.        Governing law                                         82
 37.        Enforcement                                           82

SCHEDULE

  1.        The Original Lender                                   83
  2.        Conditions precedent                                  84
  3.        Form of requests                                      90
  4.        The Property                                          93
  5.        Form of Transfer Certificate                          94
  6.        Mandatory Cost formula                                96

  7.        Form of Compliance Certificate                        99

AGREED TERMS DOCUMENTS

  Confirmation of process agent

  Control Agreement re the Rent Account

  Debenture

  Duty of Care Deed

  Fees Letter

  Hedging Strategy Letter

  Legal opinion(s)

  Notices of charge:

  -  to insurers

  -  to tenants

  -  to hedging counterparties

  -  in respect of Purchase Agreements

  -  in respect of Development Agreement

  Rent authority letter

  Shares Charge

  Subordination Deed

                               FACILITY AGREEMENT

DATE: 5 May 2004

PARTIES:

(1) PRINTS (UK) QRS 16-1, INC, a company incorporated with limited liability in Delaware (registered number 34-1991309) whose principal place of business is at c/o W P Carey & Co LLC, 50 Rockefeller Plaza, 2nd Floor, New York, New York 10020, United States of America (the "BORROWER");

(2) NATIONWIDE BUILDING SOCIETY in its capacity as original lender (the "ORIGINAL LENDER"); and

(3) NATIONWIDE BUILDING SOCIETY in its capacities as arranger (in that capacity, the "ARRANGER"), as agent for the other Finance Parties (in that capacity, the "AGENT") and as security trustee for the Finance Parties (in that capacity, the "SECURITY TRUSTEE").

BACKGROUND:

This Agreement sets out the terms on and subject to which the Lenders have agreed to make available a term loan facility of up to (pound)10,500,000 (ten million, five hundred thousand pounds sterling) to the Borrower for the purpose of financing or refinancing the purchase of Polestar Petty Site, Whitehall Road, Leeds.

IT IS AGREED THAT:

                                    SECTION 1

                                 INTERPRETATION

1     DEFINITIONS AND INTERPRETATION

1.1   DEFINITIONS

      In this Agreement:

      "ADMINISTRATIVE PARTIES" means the Arranger, the Agent and the Security Trustee and "ADMINISTRATIVE PARTY" means any of them.

      "AFFILIATE" in relation to any person means a Subsidiary of that person, a Holding Company of that person or any other Subsidiary of any Holding Company of that person, in each case from time to time.

      "AGREED TERMS" in relation to any document means the terms agreed by, and initialled for the purpose of identification by or on behalf of, the Agent and the Borrower, as amended from time to time with the consent of the Borrower and the Agent in writing.

      "AUTHORISATION" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

      "AVAILABILITY PERIOD" means the period from and including the date of this Agreement to and including 6 July 2004.

      "BUILDING SOCIETY" means a building society established under or pursuant to the Building Societies Act 1986.

      "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks and building societies are open for general business in London.

      "CASH COLLATERAL ACCOUNT" has the meaning given to it in Clause 20.3(3)(a) (Remedying financial covenant breaches).

      "CHANGE OF CONTROL" has the meaning given to it in Clause 7.2(2) (Mandatory prepayment (Change of Control)).

      "CHARGED SHARES" means the shares and rights from time to time the subject of the Shares Charge.

      "CHARGORS" means the Borrower and the Shareholder and "CHARGOR" means any of them.

      "COLLATERAL WARRANTIES" means the "Deeds of Warranty" as defined in the Development Agreement.

      "COMMITMENT" in relation to each Lender means the amount set opposite its name under the heading "Commitment" in Schedule 1 (The Original Lender) and the amount of any other Commitment transferred to it under this Agreement to the extent not cancelled, reduced or transferred by it under this Agreement.

      "COMPLIANCE CERTIFICATE" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

      "DEBENTURE" means the debenture to be entered into in the Agreed Terms by the Borrower in favour of the Security Trustee.

      "DEFAULT" means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of them) be an Event of Default.

      "DEVELOPMENT AGREEMENT" means an agreement dated on or about the date of this Agreement and made between the (1) Borrower (2) Polestar Petty Limited and (3) Polestar Petty Bindery Limited, Polestar Magazines & Catalogues Limited, Watmoughs (Holdings) Limited and Polestar Group Limited relating to the development of part of the Property.

      "DISPOSAL PROCEEDS HOLDING ACCOUNT" has the meaning given to it in Clause 7.4(1)(b) (Mandatory prepayment (disposal)).

      "ENVIRONMENT", "ENVIRONMENTAL AUTHORISATION", "ENVIRONMENTAL CLAIM", "ENVIRONMENTAL LAWS" AND "ENVIRONMENTAL REMEDIAL ACTION" have the meanings given to them respectively in Clause 17.17(4) (Environmental matters).

      "EVENT OF DEFAULT" has the meaning given to it in Clause 23 (Events of Default).

      "EXTERNAL HEDGING AGREEMENT" means any derivative or other transaction entered into from time to time by the Borrower for the purpose of hedging the interest payable under this Agreement (other than the provision of a Fixed Rate pursuant to this Agreement).

      "FACILITY" means the term loan facility made available under this Agreement as described in Clause 2 (The Facility).

      "FACILITY OFFICE" in relation to a Lender means the office or offices set opposite its name under the heading "Facility Office" in Schedule 1 (The Original Lender), or, as the case may be, notified by that Lender to the Agent in writing on or before the date it becomes a Lender as the office or offices through which it will perform its obligations under this Agreement, in each case as changed pursuant to Clause 24.2 (Change of Facility Office).

      "FEES LETTER" means the fees letter to be sent in the Agreed Terms by the Arranger and Agent to the Borrower.

      "FINAL REPAYMENT DATE" means tenth anniversary of the Utilisation Date.

      "FINANCE DOCUMENTS" means:

      (a)   this Agreement;

      (b) the Debenture, the Shares Charge, the Subordination Deed and any duty of care deed entered into pursuant to Clause 19.8(3) (Managing Agent);

      (c) any other document executed by any Chargor creating a Security Interest in favour of the Finance Parties;

      (d)   the Fees Letter, the Hedging Strategy Letter; and

      (e) any other document from time to time designated in writing as a Finance Document by the Agent and the Borrower,

      and "FINANCE DOCUMENT" means any of them.

      "FINANCE PARTIES" means the Arranger, the Agent, the Security Trustee and the Lenders and "FINANCE PARTY" means any of them.

      "FINANCIAL INDEBTEDNESS" means any indebtedness for or in respect of:

      (a)   moneys borrowed;

      (b) any amount raised by acceptance under any acceptance credit facility;

      (c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

      (d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a finance or capital lease;

      (e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

      (f) any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

      (g) any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the mark to market value shall be taken into account);

      (h) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and

      (i) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) of this definition.

      "FIRST RETENTION AMOUNT" means the sum of (pound)950,000 (nine hundred and fifty thousand pounds sterling) being the sum retained pursuant to Clause 15.1.1 and 15.1.2 of the Development Agreement from the Construction Price (as defined in the Development Agreement) payable by the Borrower to Polestar Petty Limited pursuant to that agreement.

      "FIXED RATE" in relation to the Loan or a Lender's participation in it means a fixed rate applicable pursuant to Clause 8.6(l)(b) (Implementation of fixed rate).

      "FIXED RATE REQUEST" means a request for a fixed rate substantially in the form of Schedule 3, Part 2 (Form of Fixed Rate Request).

      "FUND" means any investment company, investment scheme or investment fund (whether a body corporate, partnership or unincorporated association) in any jurisdiction including, but not limited to, a real estate investment trust.

      "GAAP" means generally accepted accounting principles in the United States of America.

      "HEDGING BREAK COSTS" has the meaning given to it in Clause 15.4(2) (Hedging Break Costs indemnity).

      "HEDGING STRATEGY LETTER" means the letter relating to the hedging of interest payments under this Agreement to be sent in the Agreed Terms by the Borrower to the Agent as amended from time to time with the consent of the Agent.

      "HOLDING COMPANY" in relation to any entity means any company or corporation of which it is from time to time a Subsidiary.

      "INITIAL VALUATION" in relation to the Property means the valuation of the Property being carried out for the Finance Parties by the Valuer in accordance with Clause 19.1 (The Initial Valuation).

      "INSTALMENT" has the meaning given to it in Clause 6.1(1) (Instalment Payments).

      "INTEREST PAYMENT DATE" means any date on which interest is payable pursuant to Clause 8.2 (Payment of interest).

      "INTEREST PERIOD" in relation to the Loan means each period determined in accordance with Clause 9 (Interest Periods) and in relation to an Unpaid Sum means each period determined in accordance with Clause 8.3 (Default interest).

      "LEASE DEPOSIT ACCOUNT" means any security trust account which is the subject of a Rent Deposit Deed established pursuant to the Seventh Schedule of the Occupational Lease dated on or about the date of this Agreement between the Borrower and Polestar Petty Limited.

      "LENDERS" means:

      (a)   the Original Lender; and

      (b) any bank or financial institution which has become a Party in accordance with Clause 24 (Changes to the Lenders),

      which in each case has not ceased to be a Party in accordance with the terms of this Agreement and "LENDER" means any of them.

      "LIBOR" in relation to the Loan and any Interest Period means:

      (a)   the applicable Screen Rate; or

      (b) (if no Screen Rate is available for that Interest Period) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of 11 a.m. on the first day of that Interest Period for the offering of sterling deposits and for a period comparable to that Interest Period.

      "LIBOR BREAK COSTS" has the meaning given to it in Clause 15.3(3) (LIBOR Break Costs indemnity).

      "LOAN" means the loan made or to be made under the Facility or the principal amount of that loan from time to time outstanding.

      "LOSSES" means losses (including loss of profit), claims, demands, actions, proceedings, damages and other payments, costs, expenses and other liabilities of any kind.

      "MAJORITY LENDERS" means:

      (a) if none of the Loan is then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or,if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

      (b) at any other time, a Lender or Lenders whose participations in the Loan then outstanding aggregate more than 662/3% of the Loan then outstanding,

      provided that Majority Lenders must always include any Nationwide Entity which is at the relevant time a Lender.

      "MANAGING AGENT" means any managing agent or managing agents of the Property which may be appointed from time to time in accordance with Clause 19.8 (Managing Agent), being at the date of this Agreement Fitzhardinge Plc whose registered office address is 9 Marylebone Lane London W1U 1HL trading as Colliers CRE.

      "MANDATORY COST" means the percentage rate per annum calculated by the Agent in accordance with Schedule 6 (Mandatory Cost formula).

      "MANUAL" has the meaning given to it in Clause 19.3(1)(b) (Basis of valuations).

      "MARGIN" means 1.2% per annum.

      "MARKET VALUE" has the meaning given to it in the Manual (subject to any amendment which may be specified by the Agent in the event of a change in the Manual after the date of this Agreement).

      "MATERIAL ADVERSE EFFECT" means a material adverse effect on the Property, on the business, operations or financial condition of the Borrower, on the validity or enforceability of any Finance Document or on the ability of the Borrower to comply with its material obligations under the Finance Documents.

      "MONEY LAUNDERING REGULATIONS" means all regulations and statutes from time to time in force applicable to any Finance Party or any Chargor for the prevention of money laundering and financial crime, including any requirement of the Financial Services Authority for the identification of borrowers and their officers.

      "MONTH" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that in relation to any period of one Month or the last Month of any period of two or more Months:

      (a) (subject to paragraph (c) of this definition) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in the calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

      (b) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

      (c) if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

      "NATIONWIDE ENTITY" means the Society and any of its Affiliates.

      "NET DISPOSAL PROCEEDS" in relation to any disposal means the gross proceeds of that disposal (excluding VAT) less reasonable solicitors' and agents' fees properly incurred by the relevant Chargor in connection with that disposal (including irrecoverable VAT but excluding recoverable VAT).

      "OCCUPATIONAL LEASE" means any lease, underlease, tenancy, licence or other right of occupation from time to time created (whether by the Borrower or otherwise) or subsisting directly or indirectly out of any interest of the Borrower in the Property.

      "PARTY" means a party to this Agreement.

      "PERMITTED SHAREHOLDER CHANGE" has the meaning given to it in Clause 7.2(3) (Mandatory Prepayment (Change of Control)).

      "PLANNING ACTS" means the Town and Country Planning Act 1990, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compensation Act 1991, together with all other statutes from time to time governing or controlling the use or development of land.

      "PROPERTY" means the Property brief details of which are set out in
      Schedule 4 (The Property) (and any other freehold or leasehold property which is from time to time designated in writing as forming part of the Property by the Security Trustee and the Borrower) and any reference to the Property includes all or any part of it.

      "PURCHASE AGREEMENTS" means the purchase agreement in respect of the Property made between (1) the Borrower, (2) Polestar Petty Limited and (3) Polestar Properties Limited and also the purchase agreement in respect of the Property made between (1) the Borrower and (2) Accord Asset Limited and "PURCHASE AGREEMENT" shall be construed accordingly.

      "QUALIFYING LENDER" has the meaning given to it in Clause 12.1 (Tax definitions).

      "QUARTER" means a period of three months starting on one Quarterly Reporting Date and ending on the next Quarterly Reporting Date.

      "QUARTERLY REPORTING DATE" the final Business Day of March, June, September or December.

      "REFERENCE BANKS" means the principal London offices of Lloyds TSB Bank Plc, Barclays Bank PLC and HSBC Bank Plc and/or any substitute or additional reference banks which the Agent, acting reasonably, may specify in writing from time to time.

      "RENT ACCOUNT" has the meaning given to it in Clause 21.1(l)(a) (Details of bank accounts).

      "RENTAL INCOME" means each amount payable to or for the benefit or account of the Borrower in connection with the letting and/or licensing of all or any part of the Property, including:

      (a) rent (and any amount equivalent to rent), however described, reserved or made payable, including:

            (i)   any apportionment of rent payable under either Purchase
                  Agreement;

            (ii) any increase of rent payable by virtue of an offer falling within the proviso of s3(1) Landlord and Tenant Act 1927; and

            (iii) any rent payable by virtue of a determination made by the court under s24(A) Landlord and Tenant Act 1954;

      (b) sums received by the Borrower from any deposit held as security for performance of the obligations of any tenant or other occupier;

      (c) any other moneys payable under any Occupational Lease or otherwise to the Borrower in respect of the occupation and/or usage of the Property and every fixture and fitting in or on it;

      (d) any damages, compensation, settlement, insurance proceeds or expenses for or representing loss of rent or interest on it and any profits awarded or agreed to be payable as a result of any proceedings for the same;

      (e) any amount payable in consideration for a surrender of or amendment to an Occupational Lease; and

      (f) any interest payable on any sum referred to above and any damages, compensation or settlement payable in respect of the same,

      but excluding

      (g) those amounts (if any) (together with any value added or similar taxes) due to the Borrower from any tenants or other occupiers under an Occupational Lease by way of contribution to insurance premiums, a sinking fund or service charges and any value added tax or similar taxes payable on any of the items listed in paragraphs (a)-(f) of this definition.

      "RETENTION ACCOUNT" has the meaning given to it in Clause 5.5 (Retention Account).

      "RETENTION AMOUNTS" means the First Retention Amount and the Second Retention Amount.

      "SCREEN RATE" means the British Bankers' Association Interest Settlement Rate for sterling and the relevant period and displayed on the appropriate page of the Telerate (or, if the Agent so decides in consultation with the Borrower, Reuters) screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Borrower and the Lenders.

      "SECOND RETENTION AMOUNT" means the sum of (pound)80,000 (eighty thousand pounds sterling) being the sum retained pursuant to Clause 15.1.3 of the Development Agreement from the Construction Price (as defined in the Development Agreement) payable by the Borrower to Polestar Petty Limited pursuant to that agreement.

      "SECURED LIABILITIES" has the meaning given to it in the Debenture.

      "SECURITY DOCUMENTS" means any of the documents referred to in paragraphs
      (b) and (c) of the definition of "Finance Documents" and any other document from time to time designated in writing as a Security Document by the Agent or Security Trustee and the Borrower.

      "SECURITY INTEREST" means a mortgage, charge, assignment, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

      "SHAREHOLDER" means MAGS (UK) QRS 16-2 Inc whose registered office is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, United States of America and any Transferee Shareholder as defined in Clause 7.2(3) (Mandatory Prepayment (Change of Control)).

      "SHARES CHARGE" means the shares charge to be entered into in the Agreed Terms by the Shareholder in favour of the Security Trustee and any share charge entered into pursuant to Clause 7.2(3) (Mandatory Prepayment (Change of Control)).

      "SOCIETY" means Nationwide Building Society or any Successor of Nationwide Building Society.

      "STRUCTURE-NOTE" has the meaning given to it in Schedule 2 (Conditions precedent).

      "SUBSIDIARY" means a subsidiary within the meaning of s736 Companies Act 1985 or a subsidiary undertaking within the meaning of s258 Companies Act 1985.

      "SUBORDINATION DEED" means the deed of subordination to be entered into in the Agreed Terms between (1) the Security Trustee, (2) the Shareholder as subordinated lender and (3) the Borrower.

      "SUCCESSOR" has the meaning given to it in Clause 24.7(2) (Transfers by Building Societies).

      "TAX" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

      "TAX DEDUCTION" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

      "TAXES ACT" means the Income and Corporation Taxes Act 1988.

      "TITLE CERTIFICATE" has the meaning given to it in Schedule 2 (Conditions precedent).

      "TOTAL COMMITMENTS" means the aggregate of the Commitments, being (pound) 10,500,000 (ten million, five hundred thousand pounds sterling)at the date of this Agreement.

      "TRANSFER CERTIFICATE" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrower.

      "TRANSFER DATE" in relation to a transfer means the later of:

      (a)   the proposed Transfer Date specified in the Transfer Certificate;
            and

      (b)   the date on which the Agent executes the Transfer Certificate.

      "UNPAID SUM" means any sum due and payable but unpaid by any Chargor under the Finance Documents.

      "Utilisation" means the utilisation of the Facility.

      "UTILISATION DATE" means the date of the Utilisation, being the date on which the Loan is or is to be made.

      "UTILISATION REQUEST" means the request for the Utilisation substantially in the form set out in Schedule 3, Part 1 (Form of Utilisation Request).

      "VALUATION" in relation to the Property means at any time the then most recent valuation of the Property pursuant to Clause 19.1 (The Initial Valuation) or, as the case may be, Clause 19.2 (Re-valuations).

      "VALUER" means Fitzhardinge Plc whose registered office is at 9 Marylebone Lane, London W1U 1HL trading as Colliers CRE, or any other surveyor or valuer (being a reputable firm of surveyors or valuers with experience in carrying out valuations of properties of a similar type to the Property) appointed from time to time by the Agent in consultation with the Borrower.

      "VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

      "WP CAREY GROUP" means WP Carey & Co LLC and any of its Affiliates (including as at the date of this Agreement, WP Carey International LLC, Corporate Institutional Properties Incorporated, Corporate Property Associates 12 Incorporated, Corporate Property Associates 14 Incorporated, Corporate Property Associates 15 Incorporated, Corporate Property Associates 16 - Global Incorporated).

1.2   CONSTRUCTION

(1)   Unless a contrary indication appears, any reference in this Agreement to:

      (a) THIS AGREEMENT includes the Schedules, which form part of this Agreement for all purposes;

      (b) ASSETS includes present and future properties, revenues and rights of every description;

      (c) a CLAUSE, SECTION or SCHEDULE is to a clause or section of or a schedule to this Agreement (as the case may be) and any reference in a Schedule to a PARAGRAPH is to a paragraph of that Schedule;

      (d) a DISPOSAL includes a lease, licence, transfer, sale or other disposal of any kind;

      (e) a FINANCE DOCUMENT or any other agreement or document is a reference to that Finance Document or other agreement or document as supplemented, otherwise amended, replaced or novated from time to time;

      (f) the masculine, feminine or neuter GENDER respectively includes the other genders and references to the SINGULAR include the plural (and vice versa);

      (g) INCLUDING means "including without limitation" (with related words being construed accordingly), IN PARTICULAR means "in particular but without limitation" and other GENERAL WORDS shall not be given a restrictive interpretation by reason of their being preceded or followed by words indicating a particular class of assets, matters or things;

      (h) INDEBTEDNESS includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

      (i) a PERSON includes any individual, firm, company or other corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of them and any reference to any PARTY includes its successors in title, permitted assignees and permitted transferees;

      (j) POUNDS, STERLING and (pound) is to the lawful currency from time to time of the United Kingdom;

      (k) a PROVISION OF LAW is to that provision as amended, re-enacted or replaced from time to time and includes any subordinated legislation in force under it from time to time;

      (l) a REGULATION includes any regulation, rule, official directive, notice, request, code of practice, guideline, demand or decision (in each case whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

      (m) a RIGHT includes any estate, interest, claim or other right of any kind, both present and future; and

      (n)   a TIME OF DAY is to London time.

(2) The index and Section, Clause, Schedule and Paragraph headings are for ease of reference only and shall not affect the meaning of this Agreement.

(3) Unless a contrary indication appears, a term used in any other Finance Document or in any communication given under or in connection with any Finance Document has the same meaning in that Finance Document or communication as in this Agreement.

(4)   A Default is "CONTINUING" if it has not been remedied or waived.

1.3   THIRD PARTY RIGHTS

(1) A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any term of this Agreement. There is an exception to this in Clause 25.10(2) (Exclusion of liability).

(2) Notwithstanding Clause 25.10(2) (Exclusion of liability) and any other term of any Finance Document, the consent of any person who is not a Party is not required to rescind or amend this Agreement at any time.

1.4   NO MEMBERSHIP OF THE SOCIETY

      No party to this Agreement or any of the Finance Documents shall acquire any membership rights, title or interest in the Society by virtue of entering into any of the Finance Documents or, in the case of the Borrower, by virtue of borrowing the Loan.

                                    SECTION 2

                                  THE FACILITY

2.    THE FACILITY

2.1   THE FACILITY

      Subject to the terms of this Agreement, the Lenders make available to the Borrower a term loan facility in an aggregate amount equal to the Total Commitments.

2.2   FINANCE PARTIES' RIGHTS AND OBLIGATIONS

(1) The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(2) The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Chargor shall be a separate and independent debt.

(3) A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.    APPLICATION

3.1   APPLICATION

      Subject to Clause 5.4 (Application of the Loan to pay fees, etc), the Borrower shall apply all amounts borrowed by it under the Facility towards the financing or refinancing the purchase of the Property. Until it does so, it shall hold those amounts on trust for the Original Lender to apply it in that way.

3.2   MONITORING

      No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.    CONDITIONS OF UTILISATION

4.1   INITIAL CONDITIONS PRECEDENT

(1) The Original Lender will only be obliged to comply with Clause 5.3 (Participation) if it has received all of the documents and other items listed in Schedule 2 (Conditions precedent) in form and substance satisfactory to the Original Lender. The Original Lender shall notify the Borrower promptly upon being so satisfied.

(2) If the Original Lender grants a waiver in respect of any document or other item referred to in Clause 4.1(1) subject to conditions, then the Borrower shall ensure that those conditions are fulfilled within the period which the Original Lender specifies to the Borrower.

4.2   FURTHER CONDITIONS PRECEDENT

      The Original Lender will only be obliged to comply with Clause 5.3 (Participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

      (a) no Default is continuing or would result from the making of the Loan; and

      (b) the representations to be made by the Borrower on the Utilisation Date pursuant to Clause 17.19 (Repetition) are true in all material respects.

                                    SECTION 3

                                   UTILISATION

5.    UTILISATION

5.1   DELIVERY OF THE UTILISATION REQUEST

(1) The Borrower may utilise the Facility by delivery to the Original Lender of the duly completed Utilisation Request not later than 12 noon on the Business Day being two Business Days before the proposed Utilisation Date.

(2)   The Facility is only available by way of a single borrowing.

(3) If and to the extent that the Facility has not been fully utilised prior to the expiry of the Availability Period, it will lapse.

5.2   COMPLETION OF THE UTILISATION REQUEST

      The Utilisation Request will, once served, be irrevocable. It will not be regarded as having been duly completed unless:

      (a) the proposed Utilisation Date is a Business Day within the Availability Period which is, or immediately precedes, the proposed date for completion pursuant to the Purchase Agreements; and

      (b) the amount of the Loan is at least (pound) 5,000,000 and does not exceed the Total Commitments.

5.3   PARTICIPATION

      Upon receipt of a Utilisation Request complying with the terms of this Agreement, the Original Lender shall make the amount of the Loan available to the Borrower on the Utilisation Date.

5.4   APPLICATION OF THE LOAN TO PAY FEES, ETC

      The Borrower irrevocably authorises the Original Lender to apply the Loan (to the extent the Original Lender considers appropriate) on the Borrower's behalf in payment of:

      (a)   any fees payable under the Fees Letter;

      (b) any stamp duty or HM Land Registry fees payable in respect of the Purchase Agreements or the Security Documents; and

      (c) any other amounts payable under Clauses 12.5 (Stamp Taxes) and 16.1 (Transaction expenses).

5.5   RETENTION ACCOUNTS

(1) The Borrower irrevocably authorises the Original Lender to deposit the First Retention Amount and the Second Retention Amount out of the Loan on the

      Borrower's behalf into a solicitors account designated for this purpose by the Agent (a "RETENTION ACCOUNT").

(2) The Borrower undertakes to procure that the Retention Amounts shall be held strictly to the order of the Lenders by such firm of solicitors or other third party and on such terms as the Agent may approve.

(3) The Borrower may request the following releases from the Retention Account by notice in writing to the Agent to be given no later than 12 noon on the Business Day being two Business Days before the proposed date of such release:

      (a) an amount up to or equal to the First Retention Amount may be paid to Polestar Petty Limited towards consideration payable by the Borrower to Polestar Petty Limited under Clause 15.3.1 or 15.3.2 of the Development Agreement; and

      (b) an amount up to or equal to the Second Retention Amount may be paid to Polestar Petty Limited pursuant to Clause 15.3.3 of the Development Agreement.

(4) If and to the extent that the Agent is satisfied (acting reasonably) that an amount requested to be released pursuant to Clause 5.5(3) is then due and payable under Clause 15 of the Development Agreement and that the amount of the balance of the Retention Amounts after any such release is sufficient to meet all future obligations pursuant to clause 15 of the Development Agreement then the Agent shall authorise such release provided that on the date of the request and on the date of the proposed release (each in accordance with Clause 5.5(3)) no Event of Default is continuing or would result from the relevant release. For the avoidance of doubt, the Agent shall be entitled to require information to be provided to it by the Valuer and/or building surveyor (in each case at the Borrower's cost) pursuant to this Clause 5.5(4) to indicate whether amounts are at any time due and payable under Clause 15 of the Development Agreement, and the amounts that may in the future be due and payable under Clause 15 of the Development Agreement.

(5)   If and to the extent that:

      (a) the aggregate of all amounts applied by the Agent pursuant to Clause 5.5(3)(a) between the date of this Agreement and 30 November 2004 is less than the First Retention Amount then the Agent may, on or after that date, apply all or part of such excess on behalf of the Borrower towards prepayment of the Loan pursuant to Clause 7.5 (Voluntary prepayment or cancellation) or at its discretion release all or part of such excess to the Borrower; and

      (b) the aggregate of all amounts applied by the Agent pursuant to Clause 5.5(3)(b) between the date of this Agreement and 31 May 2006 (or such later date as may be agreed between the Agent and the Borrower) is less than the Second Retention Amount then the Agent may, on or after that date, apply all or part of such excess on behalf of the Borrower towards prepayment of the Loan pursuant to Clause 7.5 (Voluntary prepayment or cancellation) or at its discretion release all or part of such excess to the Borrower.

                                    SECTION 4

                     REPAYMENT, PREPAYMENT AND CANCELLATION

6.    REPAYMENT

6.1   INSTALMENT PAYMENTS

(1) The Borrower shall, with effect from the first Interest Period, pay to the Agent for distribution to the Lenders on the last day of each Interest Period in each year an instalment in respect of the Loan (each instalment being an "INSTALMENT").

(2) The amount of each Instalment payable on the last day of any Interest Period shall be as indicated below:

INSTALMENT DUE ON THE LAST DAY OF EACH       INSTALMENT AMOUNT (DUE ON THE LAST
INTEREST PERIOD FALLING IN THE PERIOD        DAY OF EACH INTEREST PERIOD)
From the date of this Agreement until the               (pound)15,750
first anniversary of the date of
the Utilisation Date

From the first anniversary of the                       (pound)21,000
Utilisation Date until the second
anniversary of the Utilisation Date

From the second anniversary of the                      (pound)28,875
Utilisation Date until the third
anniversary of the Utilisation Date

From the third anniversary of the                       (pound)34,125
Utilisation Date until the fourth
anniversary of the Utilisation Date

From the fourth anniversary of the                      (pound)44,625
Utilisation Date until the fifth
anniversary of the Utilisation Date

From the fifth anniversary of the                       (pound)55,125
Utilisation Date until the sixth
anniversary of the Utilisation Date

From the sixth anniversary of the                       (pound)63,000
Utilisation Date until the seventh
anniversary of the Utilisation Date

From the seventh anniversary of the                     (pound)73,500
Utilisation Date until the eighth
anniversary of the Utilisation Date

From the eighth anniversary of the                         (pound)77,375
Utilisation Date until the ninth
anniversary of the Utilisation Date

From the ninth anniversary of the                          (pound)86,625
Utilisation Date until the tenth
anniversary of the Utilisation Date

6.2   REPAYMENT OF THE LOAN

      The Borrower shall repay the remaining balance of the Loan in full on the Final Repayment Date by payment to the Agent for distribution to the Lenders, together with accrued interest and all other amounts payable under this Agreement.

6.3   NO REBORROWING

      The Borrower may not reborrow any part of the Facility which is repaid.

7.    PREPAYMENT AND CANCELLATION

7.1   MANDATORY PREPAYMENT (ILLEGALITY)

      If it becomes unlawful in England and Wales, the United States of America (either as a matter of Federal or State law) or in any other jurisdiction agreed between the Borrower and the Agent as being an "APPLICABLE JURISDICTION" for the purposes of the Finance Documents for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in the Loan, then:

      (a) that Lender shall promptly notify the Agent upon becoming aware of that event; and

      (b) the Borrower shall prepay that Lender's participation in the Loan on the first Interest Payment Date occurring after the Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2   MANDATORY PREPAYMENT (CHANGE OF CONTROL)

(1)   If a Change of Control occurs, then:

      (a) the Borrower shall promptly notify the Agent upon becoming aware of that event; and

      (b) if the Majority Lenders so require, the Agent shall, by not less than five Business Days' notice to the Borrower, require prepayment of the Loan at the end of the notice period. If the Agent does so, then the Borrower shall at the end of the notice period immediately prepay the Loan.

(2) For the purpose of this Agreement, "CHANGE OF CONTROL" means any change in:

      (a) the direct or indirect legal or beneficial ownership of any of the shares in the Borrower save pursuant to a Permitted Shareholder Change; or

      (b) the management of the Borrower save where the management of the Borrower remains within a Fund exclusively controlled by the WP Carey Group.

(3) For the purpose of this Agreement, "PERMITTED SHAREHOLDER CHANGE" means any transfer of the Charged Shares by the Shareholder provided that:

      (a) the proposed transferee of the Charged Shares (the "TRANSFEREE SHAREHOLDER") is a member of the WP Carey Group or is another Fund exclusively controlled by the WP Carey Group; and

      (b) the Transferee Shareholder provides evidence satisfactory to the Lenders to satisfy all Money Laundering Regulations in relation to the identity and source of funds utilised by the Transferee Shareholder by way of consideration for the transfer of the Charged Shares; and

      (c) the Transferee Shareholder enters into a charge over shares in substantially the same terms as the Shares Charge and provides such evidence that the Lenders may require in relation to the due execution and authorisation of such charge over shares (including the provision of legal opinions from lawyers approved by the Lenders).

7.3   MANDATORY PREPAYMENT (COMPULSORY PURCHASE)

      The Borrower shall ensure that any amount payable to any Chargor under a compulsory purchase order for all or any part of the Property is paid directly to the Agent for the account of the Lenders in prepayment of the whole or, as the case may be, part of the Loan. Following any such prepayment the amount of each Instalment will be recalculated accordingly.

7.4   MANDATORY PREPAYMENT (DISPOSAL)

(1) Immediately on the completion of any sale or other disposal of all or any part of the Property permitted pursuant to this Agreement, the Borrower shall pay (or procure the payment of) the Net Disposal Proceeds:

      (a) to the Agent for distribution to the Lenders in partial prepayment of the Loan. Following any such prepayment the amount of each Instalment will be recalculated accordingly; or

      (b) if the Borrower so requests and the Agent (acting reasonably taking into account the amount of administrative work involved and the potential benefit to the Borrower) agrees, into an account (a "DISPOSAL PROCEEDS HOLDING ACCOUNT") designated for this purpose by the Agent, the Agent's current intention being that any Disposal Proceeds Holding Account will be a business deposit account (with associated treasury account) in the name of the Borrower with the Society.

(2) If payment is to be made into a Disposal Proceeds Holding Account, then the Borrower shall forthwith on the Agent's request:

      (a) enter into any documentation required by the Agent to grant security over the Disposal Proceeds Holding Account and all rights relating to it to the Security Trustee for the Finance Parties; and

      (b) provide any legal opinions and other supporting documentation required by the Agent in connection with the deposit, the Disposal Proceeds Holding Account and the security over it referred to in Clause 7.4(2)(a), in each case in form and substance satisfactory to the Agent.

(3) The Borrower shall not be entitled to withdraw any amount deposited in any Disposal Proceeds Holding Account, but the Agent shall be entitled to apply that amount (and the interest earned on it) in or towards prepayment of the Loan on the next Interest Payment Date after they were credited to the Disposal Proceeds Holding Account.

7.5   VOLUNTARY PREPAYMENT OR CANCELLATION

(1)   The Borrower may:

      (a) if it gives the Agent not less than 28 Business Days' (or such shorter period as the Majority Lenders may agree) prior notice, prepay the whole or any part of the Loan (but, if in part, in minimum amount of (pound)500,000); or

      (b) if Clause 20.3 (Remedying financial covenant breaches) applies, prepay the Remedy Amount in accordance with Clause 20.3(2).

(2) The Borrower may prior to the expiry of the Availability Period if it gives the Agent not less than 10 Business Days notice (or such shorter period as the Majority Lenders may agree) prior notice cancel the whole or any part (being a minimum amount of (pound)500,000) of the Commitment that has not been the subject of a Utilisation Request. Any cancellation under this Clause shall reduce the Commitments of the Lenders rateably.

7.6   RIGHT OF PREPAYMENT IN RELATION TO A SINGLE LENDER

(1)   If:

      (a) any sum payable to any Lender by a Chargor is required to be increased under Clause 12.2 (Tax gross-up); or

      (b) any Lender claims indemnification from a Chargor under Clause 12.3 (Tax indemnity) or Clause 13.1(1) (Increased Costs),

      then the Borrower may, whilst the circumstance giving rise to the requirement or indemnification continues, give the Agent notice of its intention to prepay that Lender's participation in the Loan.

(2) On the first Interest Payment Date after the Borrower has given notice under Clause 7.6(1) (or, if earlier, the date specified by the Borrower in that notice), the Borrower shall repay that Lender's participation in the Loan. Following any such repayment the amount of each Instalment will be recalculated accordingly.

7.7   MISCELLANEOUS PREPAYMENT PROVISIONS

(1) Any notice of prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment.

(2) Any prepayment under this Agreement shall be made to the Agent for distribution to the relevant Lender or Lenders.

(3)   Any prepayment under this Agreement shall be made together with:

      (a)   accrued interest on the amount prepaid;

      (b) any LIBOR Break Costs and any Hedging Break Costs payable as a result of the prepayment;

      (c) a prepayment fee of 0.25% of the amount prepaid, if the prepayment is made on or before the third anniversary of the Utilisation Date unless the prepayment is made pursuant to Clauses 5.5(5), 7.1, 7.3 or 7.6 in which case this paragraph (c) will not apply.

      (d)   any other amount then due and payable under the Finance Documents.

(4)   The Borrower may not reborrow any part of the Facility which is prepaid.

(5) The Borrower shall not repay or prepay all or any part of the Loan except at the times and in the manner expressly provided for in this Agreement.

(6) If the Agent receives a notice under this Clause 7, then it shall promptly forward a copy of that notice to either the Borrower or each affected Lender, as appropriate.

(7) Any prepayment under this Agreement shall be applied towards reduction of the Instalments and the balance of the Loan to be repaid pursuant to Clause 6.2 (Repayment of the Loan) pro-rata. Following any such prepayment, the amount of each instalment will be recalculated accordingly.

7.8   CANCELLATION

(1) If pursuant to the terms of this Agreement the Borrower prepays or becomes under an obligation to prepay all or part of a Lender's participation in the Loan, then the amount of the Facility shall be reduced and the Commitment of that Lender cancelled by the amount of the prepayment.

(2) If pursuant to the terms of this Agreement the Borrower otherwise prepays or becomes under an obligation to prepay all or part of the Loan, then the amount of the Facility shall be reduced by, and the Commitment of each Lender shall be cancelled pro rata in an aggregate amount equal to, the amount of the prepayment.

(3) If an event or circumstance occurs prior to Loan being drawn which would, if the Loan had been drawn, have resulted in the Borrower becoming under an obligation to prepay all or part of the Loan or of a Lender's participation in it, then Clause 7.8(1) or (2), as appropriate, shall apply as if the Loan had been drawn in full.

(4) No amount of the Total Commitments, or the Commitment of any Lender, cancelled under this Agreement may be subsequently reinstated.

                                   SECTION 5

                              COSTS OF UTILISATION

8.    INTEREST

8.1   CALCULATION OF INTEREST

      The rate of interest on the Loan for each Interest Period is the percentage rate per annum which is the aggregate of:

      (a)   the Margin;

      (b)   either:

            (i) if and to the extent that during that Interest Period a Fixed Rate applies to all or part of the Loan pursuant to Clause 8.6 (Implementation of fixed rate), the Fixed Rate; or

            (ii) if and to the extent that a Fixed Rate does not so apply, the LIBOR; and

      (c)   the Mandatory Cost, if any.

8.2   PAYMENT OF INTEREST

      The Borrower shall pay accrued interest on the Loan on the last day of each Interest Period to the Agent for distribution to the Lenders.

8.3   DEFAULT INTEREST

(1) If a Chargor fails to pay any amount payable by it under a Finance Document on its due date, then interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to Clause 8.3(2), is 2% higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, been part of the Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be immediately payable by the Chargor on demand by the Agent.

(2) If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not an Interest Payment Date, then:

      (a) the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period; and

      (b) the rate of interest applying to the Unpaid Sum during that first Interest Period shall be 2% higher than the rate which would have applied if the Unpaid Sum had not become due.

(3) Default interest (if unpaid) arising on an Unpaid Sum will be compounded with the Unpaid Sum at the end of each Interest Period applicable to that Unpaid Sum but will remain immediately due and payable.

8.4   REQUEST FOR FIXED RATE

      The Borrower may at any time request that the rate of interest on the Loan be fixed. This request must be made in the Utilisation Request or (after the Utilisation Date) in a Fixed Rate Request served on the Agent and shall in either case specify the period for which the fixed rate is required. That period must commence:

      (a) no earlier than three Business Days after the service of the request (or such shorter period as may be agreed between the Borrower and the Agent); and

      (b)   on the first day of an Interest Period,

      and must end on the final day of an Interest Period.

8.5   FIXED RATE OFFERS

(1) If the request is contained in the Utilisation Request, the Original Lender shall, between 10 am and 12 noon on the Utilisation Date, offer to the Borrower a fixed rate of interest for the Loan for the period specified in the Utilisation Request. If within the period for acceptance specified by the Original Lender the Borrower notifies the Original Lender in writing that it accepts the fixed rate offered by the Original Lender, then that acceptance shall be irrevocable and Clause 8.6 (Implementation of fixed rate) shall apply calculated on the assumption that all of the Instalments which will become due during that period are paid in full and on time pursuant to Clause 6.1 (Instalment payments).

(2) If the request is contained in a Fixed Rate Request, the Agent shall upon receipt of it notify the Lenders. Those of the Lenders which customarily offer fixed rates of interest to commercial borrowers shall use their respective endeavours to offer the Borrower (via the Agent) a fixed rate of interest for their participation in the Loan for the chosen period. If within the period for acceptance specified by the Agent the Borrower notifies the Agent in writing that it accepts the fixed rate offered by any Lender, then that notification shall be irrevocable, the Agent shall promptly notify the Lender or Lenders concerned and Clause 8.6 (Implementation of fixed rate) shall apply calculated on the assumption that all of the Instalments which will become due during that period are paid in full and on time pursuant to Clause 6.1 (Instalment payments).

8.6   IMPLEMENTATION OF FIXED RATE

(1) If this Clause 8.6 applies, then the Original Lender or, as the case may be, each relevant Lender shall use its reasonable endeavours to complete the funding and/or hedging arrangements necessary to make the fixed rate of interest available. If the Original Lender or, as the case may be, any relevant Lender does not succeed, then it shall not make the fixed rate available and shall notify the Borrower accordingly. If it does succeed, then:

      (a) the Original Lender shall notify the Borrower to that effect or, as the case may be, the relevant Lender shall notify the Agent to that effect and it shall notify the Borrower;

      (b) the fixed rate of interest shall apply to the Loan or, as the case may be, the relevant Lender's participation in the Loan for the relevant period; and

      (c) if a fixed rate does not apply to each Lender's participation, then the Loan shall for the duration of the relevant period be divided into two, one comprising the portion subject to the Fixed Rate or, as the case may be, Fixed Rates and the other comprising the balance.

(2) A Lender may by notice to the Agent terminate a Fixed Rate applicable to its participation in the Loan at any time following the occurrence of any event or circumstance referred to in Clause 15.4(1)(a) to (c) (Hedging Break Costs indemnity).

8.7   HEDGING STRATEGY

(1)   The Borrower shall comply with the Hedging Strategy Letter.

(2) The Borrower shall not enter into any External Hedging Agreement without the prior consent of the Agent (not to be unreasonably withheld to an External Hedging Agreement which is consistent with the strategy outlined in (the Hedging Strategy Letter)).

8.8   NOTIFICATION OF RATES OF INTEREST

      The Agent shall promptly notify the Lenders and the Borrower of the determination of a rate of interest under this Agreement.

9.    INTEREST PERIODS

9.1   DEFINITION OF "INTEREST PERIOD"

      Interest on the Loan shall be calculated by reference to successive periods (each an "INTEREST PERIOD") of a duration chosen or determined in accordance with this Clause 9.

9.2   DURATION OF INTEREST PERIODS

(1) The first Interest Period for the Loan shall start on its Utilisation Date and end on 5 July 2004.

(2) Each subsequent Interest Period for the Loan shall start on the last day of the preceding Interest Period and be for a period of three months (or approximately three months) ending, subject to Clause 9.3 (Restrictions on Interest Periods), on 5th of January, April, July or October in the relevant year.

9.3   RESTRICTIONS ON INTEREST PERIODS

(1)   An Interest Period may not extend beyond the Final Repayment Date.

(2) If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.   CHANGES TO THE CALCULATION OF INTEREST

10.1  ABSENCE OF QUOTATIONS

      Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation when requested by the Agent, then the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2  MARKET DISRUPTION

(1) If interest is to be calculated by reference to LIBOR and if a Market Disruption Event occurs in relation to the Loan for any Interest Period, then the rate of interest on each Lender's participation in the Loan for that Interest Period shall be the rate per annum which is the sum of:

      (a)   the Margin;

      (b) the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select; and

      (c) the Mandatory Cost, if any, applicable to that Lender's participation in the Loan.

(2)   In this Agreement "MARKET DISRUPTION EVENT" means:

      (a) at or about noon on the first day of the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for the relevant period; or

      (b) before close of business in London on the first day of the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan exceed 30% of the Loan) that the cost to it or, as the case may be, them of obtaining matching deposits in the interbank market would be in excess of LIBOR.

10.3  ALTERNATIVE BASIS OF INTEREST OR FUNDING

(1) If a Market Disruption Event occurs and the Agent or the Borrower so requires, then the Agent and the Borrower shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(2) Any alternative basis agreed pursuant to Clause 10.3(1) shall, with the prior consent of all the Lenders and the Borrower, be binding on all Parties.

11.   FEES

11.1  ARRANGEMENT FEE

      The Borrower shall pay to the Arranger an arrangement and underwriting fee in the amount and at the time agreed in the Fees Letter.

11.2  NON-UTILISATION FEE

      With effect from and including the fifth Business Day following the execution of this Agreement, the Borrower shall pay to the Agent (for distribution to the Lenders) a non-utilisation fee of 0.4% per annum on the undrawn amount of the Facility for the Availability Period. This non-utilisation fee shall be payable on the last day of the Availability Period.

                                   SECTION 6

                         ADDITIONAL PAYMENT OBLIGATIONS

12.   TAX GROSS-UP AND INDEMNITIES

12.1 TAX DEFINITIONS

(1)   In this Clause 12:

      "PROTECTED PARTY" means a Finance Party which is or will be, for or on account of Tax, subject to any liability or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

      "QUALIFYING LENDER" means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Finance Document and is (on the date a payment falls due):

      (a) a bank as defined in s840A Taxes Act which, for the purposes of s349 Taxes Act, is at the relevant time within the charge to United Kingdom corporation tax as regards any interest received by it under this Agreement;

      (b)   a Building Society; or

      (c) under a double taxation agreement in force on that date (subject to the completion of any necessary procedural formalities) entitled to that payment without a Tax Deduction (a "TREATY LENDER").

      "TAX CREDIT" means a credit against, relief or remission for or repayment of any Tax.

      "TAX PAYMENT" means an increased payment made by a Chargor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

(2) In this Clause 12 a reference to "DETERMINES" or "DETERMINED" is to a determination made in the absolute discretion of the person making the determination.

12.2  TAX GROSS-UP

(1) The Borrower shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(2) The Borrower or a Lender shall promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrower.

(3) If a Tax Deduction is required by law to be made by the Borrower, the amount of the payment due from the Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

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

(4) The Borrower is not required to make an increased payment to a Lender under Clause 12.2(3) above for a Tax Deduction in respect of tax imposed by the United Kingdom from a payment of interest on the Loan, if on the date on which the payment falls due:

      (a) the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

      (b) the relevant Lender is a Treaty Lender and the Borrower is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (7) below.

(5) If the Borrower is required to make a Tax Deduction, the Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(6) Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Borrower making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(7) A Treaty Lender and the Borrower which makes a payment to which the Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for the Borrower to obtain authorisation to make that payment without a Tax Deduction.

12.3  TAX INDEMNITY

(1) The Borrower shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the Losses which that Protected Party determines will be or have been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(2)   Clause 12.3(1) shall not apply:

      (a)   with respect to any Tax assessed on a Finance Party:

            (i) under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

            (ii) under the law of the jurisdiction in which that Finance Facility Office is located in respect of amounts received or receivable in that jurisdiction, if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

      (b)   to the extent a Loss:

            (i) is compensated for by an increased payment under Clause 12.2 (Tax gross-up); or

            (ii) would have been compensated for by an increased payment under Clause 12.2 (Tax gross-up) but was not so compensated solely because one of the exclusions in paragraph (4) of Clause 12.2 (Tax gross-up) applied.

(3) A Protected Party making or intending to make a claim pursuant to Clause 12.3(1) shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrower.

(4) A Protected Party shall, on receiving a payment from the Borrower under this Clause 12.3, notify the Agent.

12.4  TAX CREDIT

      If a Chargor makes a Tax Payment and the relevant Finance Party determines that:

      (a)   a Tax Credit is attributable to that Tax Payment; and

      (b)   that Finance Party has obtained, utilised and retained that Tax
            Credit,

      then the Finance Party shall pay an amount to the Chargor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Borrower.

12.5  STAMP TAXES

      The Borrower shall pay and, within three Business Days of demand, indemnify each Finance Party against any Losses which that Finance Party incurs in relation to any stamp duty, registration and other similar Taxes and fees payable in respect of any Finance Document, the Property, either Purchase Agreement (or any document ancillary to it or which gives effect to it) and the transactions contemplated in the Finance Documents.

12.6  VALUE ADDED TAX

(1) Any amount payable under a Finance Document by a Chargor to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Chargor shall pay to the Finance Party (in addition to and at the same time as paying the amount) a sum equal to the amount of the VAT.

(2) Where a Finance Document requires a Chargor to reimburse a Finance Party for any Losses, the Chargor shall also at the same time pay and indemnify that Finance Party against all VAT incurred by the Finance Party in respect of the Losses, save to the extent that the Finance Party is entitled to repayment or credit in respect of the VAT.

13.   INCREASED COSTS

13.1  INCREASED COSTS

(1) Subject to Clause 13.3 (Exceptions) the Borrower shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

      (a) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation; or

      (b) compliance with any law or regulation made after the date of this Agreement.

(2)   In this Agreement, "INCREASED COSTS" means:

      (a) a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

      (b)   an additional or increased cost; or

      (c)   a reduction of any amount due and payable under any Finance
            Document,

      which is sustained or incurred by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2  INCREASED COSTS CLAIMS

(1) A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrower.

(2) Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

13.3  EXCEPTIONS

      Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

      (a) attributable to a Tax Deduction required by law to be made by the Borrower;

      (b) compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because the exclusions in Clause 12.3(2) (Tax indemnity) applied);

      (c)   compensated for by the payment of the Mandatory Cost; or

      (d) attributable to the wilful breach by the relevant Finance Party or any of its Affiliates of any law or regulation.

14.   MITIGATION BY THE LENDERS

14.1  MITIGATION

(1) Each Finance Party shall, in consultation with the Borrower, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable or cancelled pursuant to any of Clause 7.1 (Mandatory prepayment (illegality)), Clause 7.8 (Cancellation), Clause 12 (Tax gross-up and indemnities), Clause 13 (Increased Costs) or Paragraph 3 of Schedule 6 (Mandatory Cost formula). Reasonable steps include (but are not limited to) the Finance Party transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(2) Clause 14.1(1) does not in any way limit the obligations of any Chargor under the Finance Documents.

14.2  INDEMNITY AND LIMITATION OF LIABILITY

(1) The Borrower shall indemnify each Finance Party for all costs and expenses reasonably sustained or incurred by that Finance Party as a result of steps taken by it under Clause 14.1 (Mitigation).

(2) A Finance Party is not obliged to take any steps under Clause 14.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.   INDEMNITIES

15.1  CURRENCY INDEMNITY

(1) If any sum due from a Chargor under the Finance Documents (a "SUM"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "FIRST CURRENCY") in which that Sum is payable into another currency (the "SECOND CURRENCY") for the purpose of:

      (a)   making or filing a claim or proof against that Chargor; or

      (b) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

      then the Borrower shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion, including any discrepancy between:

      (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency; and

      (ii) the rate or rates of exchange available to that Finance Party at the time of its receipt of that Sum.

(2) The Borrower waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2  INDEMNITY FOR DEFAULT, ETC

      The Borrower shall, within three Business Days of demand, indemnify each Finance Party against any Losses sustained or incurred by that Finance Party as a result of:

      (a) funding, or making arrangements to fund, its participation in the Loan requested by the Borrower in the Utilisation Request but not made by reason of any one or more of the provisions of this Agreement (other than by reason of the default or negligence of that Finance Party alone);

      (b) the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower;

      (c) any other breach of the Finance Documents by a Chargor, the occurrence of any other Default or the operation of Clause 23.13 (Acceleration) or Clause 27 (Sharing among the Lenders).

15.3  LIBOR BREAK COSTS INDEMNITY

(1) The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its LIBOR Break Costs attributable to all or any part of the Loan or an Unpaid Sum being received or recovered by a Lender on a day other than the last day of an Interest Period for the Loan or Unpaid Sum.

(2) Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its LIBOR Break Costs for any Interest Period in which they accrue.

(3) In this Agreement, "LIBOR BREAK COSTS" in relation to the receipt or recovery by a Lender of all or any part of its participation in the Loan or Unpaid Sum other than on the last day of the then current Interest Period means the amount (if any) by which:

      (a) the interest which that Lender should have received for the period from the date of receipt or recovery to the last day of the current Interest Period in respect of the Loan or Unpaid Sum, had the principal amount or Unpaid Sum received or recovered been paid on the last day of that Interest Period;

      exceeds:

      (b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received or recovered by it on deposit with a leading bank in the London interbank market for a period starting on the Business Day following receipt or recovery and ending on the last day of that Interest Period.

15.4  HEDGING BREAK COSTS INDEMNITY

(1) The Borrower shall, within three Business Days of demand by a Finance Party which has made a Fixed Rate available pursuant to Clause 8.6 (Implementation of fixed rate), pay to that Finance Party its Hedging Break Costs attributable to:

      (a) the occurrence of any event or circumstance referred to in Clause 15.2(a) to (c) (Indemnity for Default, etc);

      (b) any amount being, or becoming due to be, paid, prepaid or repaid prior to the payment date for that amount as envisaged at the date of this Agreement or the date when any Fixed Rate was implemented pursuant to Clause 8.6 (Implementation of fixed rate); or

      (c) the termination of a Fixed Rate following a request for that termination by the Borrower which is accepted by that Finance Party.

(2)   In this Agreement:

      "HEDGING BREAK COSTS" in relation to a Lender, a Fixed Rate and any event or circumstance falling within Clause 15.4(1)(a) to (c) means the estimate of the Agent acting reasonably (such estimate being conclusive in the absence of manifest error) of the Losses which that Lender or any of its Affiliates would have sustained or incurred in taking any action which in the Agent's opinion that Lender might reasonably take to unwind, close out or amend its position under any relevant Lender Hedging Arrangement as a consequence of that event or circumstance, whether or not the Lender or any of its Affiliates entered into a Lender Hedging Arrangement and/or has taken that action; and

      "LENDER HEDGING ARRANGEMENT" means any derivative or other transaction (including any pooling or other arrangement) which has or might reasonably have been entered into or relied upon, in whole or in part, by a Lender or any of its Affiliates in connection with the offering or maintenance of a Fixed Rate pursuant to this Agreement.

(3) If a Finance Party receives and is entitled to retain a net after-tax profit on the unwinding, closing out or amending its position under any relevant Lender Hedging Arrangement as a consequence of any event or circumstance falling within Clause 15.4(1)(a) to (c), then it shall within 10 Business Days pay to the Borrower the amount of that net profit or, in its discretion, deduct from it any amount then due and payable by the Borrower to it under the Finance Documents.

(4) If the Borrower so requests, a Finance Party making a demand under Clause 15.4(1) shall provide a certificate confirming the amount of its Hedging Break Costs and explaining in reasonable detail the basis on which the calculation of them was made; but this is without prejudice to Clause 26 (Conduct of business by the Finance Parties).

15.5  INDEMNITY TO THE AGENT

      The Borrower shall promptly indemnify the Agent against any Losses sustained or incurred by the Agent (acting reasonably) as a result of:

      (a)   investigating any event which it reasonably believes is a Default;
            or

      (b) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16.   COSTS AND EXPENSES

16.1  TRANSACTION EXPENSES

      The Borrower shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) properly incurred by it in connection with the preparation, negotiation, printing, execution and registration of:

      (a) this Agreement and any other documents referred to in this Agreement; and

      (b) any other Finance Documents executed after the date of this Agreement.

16.2  AMENDMENT COSTS

      If:

      (a) a Chargor requests a release of any Security Interest or any other amendment, waiver, consent or release of or in relation to any Finance Document; or

      (b) an amendment is required pursuant to Clause 28.9 (Change of currency),

      then the Borrower shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3  ENFORCEMENT COSTS

      The Borrower shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights (including Security Interests) under, any Finance Document.

                                    SECTION 7

                               REPRESENTATIONS

17.   REPRESENTATIONS AND WARRANTIES

      The Borrower makes the representations and warranties set out in this Clause 17 to each Finance Party on the date of this Agreement.

17.1  STATUS

      The Borrower:

      (a) is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation;

      (b)   has the capacity to sue and be sued in its own name; and

      (c) has the power to own its assets and carry on its business as it is being conducted.

17.2  BINDING OBLIGATIONS

      The obligations expressed to be assumed by the Borrower in each Finance Document are, subject to equitable principles and matters affecting creditors' rights generally, its legal, valid, binding and enforceable obligations.

17.3  NON-CONFLICT WITH OTHER OBLIGATIONS

      The entry into and performance by the Borrower of, and the transactions contemplated by, the Finance Documents do not and will not:

      (a)   conflict with:

            (i)   any law or regulation applicable to it;

            (ii)  its constitutional documents; or

            (iii) any agreement or instrument binding upon it or any of its assets; or

      (b) give rise to any obligation to create any Security Interest in favour of any person (except in favour of the Security Trustee under the Security Documents).

17.4  POWER AND AUTHORITY

      The Borrower has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

17.5  VALIDITY AND ADMISSIBILITY IN EVIDENCE

      All Authorisations required or desirable:

      (a) to enable the Borrower lawfully to enter into, exercise its rights under and comply with its obligations in the Finance Documents;

      (b) to create the Security Interests created or to be created by it in the Security Documents to which it is a party; and

      (c) to make the Finance Documents admissible in evidence in its jurisdiction of incorporation,

      have been obtained or effected and are in full force and effect.

17.6  GOVERNING LAW AND ENFORCEMENT

(1) The choice of English law as the governing law of the Finance Documents will be recognised and enforced in the Borrower's jurisdiction of incorporation.

(2) Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in the Borrower's jurisdiction of incorporation.

17.7  PARI PASSU RANKING

      Each Chargor's payment obligations under the Finance Documents rank at least pari passu with the claims of all its unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

17.8  RANKING OF SECURITY

      Subject to the general principles affecting the rights of creditors generally, each Security Document validly creates the Security Interests which it purports to create and each of those Security Interests is a first priority Security Interest over all of the assets over which it purports to create a Security Interest.

17.9  REGISTRATION

(1) Except for the Proposed Registrations, it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority or that any stamp duty, stamp duty land tax, registration or similar Tax be paid on or in respect of any Finance Document or any transaction contemplated by the Finance Documents.

(2)   The "PROPOSED REGISTRATIONS" are:

      (a) registration of the Debenture and the Shares Charge under s395 Companies Act 1985; and

      (b)   registration of the Debenture at HM Land Registry.

17.10 DEDUCTION OF TAX

      No deduction for or on account of Tax is required under any applicable law to be made:

      (a) from any payment the Borrower is required to make under any Finance Document; or

      (b) from any payment of Rental Income to the Borrower or into the Rent Account pursuant to Clause 21.3 (Payments into the bank accounts).

17.11 NO DEFAULT

(1) No Default is continuing or might reasonably be expected to result from the making of the Utilisation.

(2) No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or to which its assets are subject which would be reasonably likely to have a Material Adverse Effect.

17.12 NO MISLEADING INFORMATION

(1) All information provided from time to time by or on behalf of any Chargor in relation to each Chargor or the Property or otherwise in connection with any Valuation, the Facility or the Finance Documents is as at the date it was provided or as at the date (if any) at which it is stated, true, complete and accurate in all material respects.

(2) There is no matter of which any Chargor is (or ought on reasonable enquiry to be) aware which has not been fully disclosed in writing by it or on its behalf to:

      (a) any Finance Party and which would or might adversely affect the decision of a reasonable person considering whether to enter into this Agreement; or

      (b) to the Valuer for the Valuation which would or might have materially and adversely affected the Valuation.

(3) Nothing has occurred which results in the information referred to in Clause 17.12(1) being untrue or misleading in any material respect.

17.13 FINANCIAL POSITION

(1) The Borrower has not, since the date of its incorporation, transacted any business except for the purchase and management of the Property.

(2)   In relation to each Chargor:

      (a) its audited accounts and financial statements from time to time most recently delivered to the Agent pursuant to this Agreement:

            (i)   were prepared in accordance with GAAP consistently applied;
                  and

            (ii) fairly represent its results during the relevant financial year and its financial condition as at the date to which they were drawn up; and

      (b) there has been no material adverse change in its business or financial condition since the date of those audited accounts and financial statements.

      This Clause 17.13(2) shall not apply in relation to a Chargor until its first audited accounts and financial statements have been supplied to the Agent as a condition precedent as envisaged in Clause 4.1 (Initial conditions precedent) or pursuant to Clause 18.1 (Financial statements).

(3) Any pro forma balance sheet for any Chargor delivered as a condition precedent as envisaged in Clause 4.1 (Initial conditions precedent) is an accurate and complete statement of the assets and liabilities of that Chargor immediately following the purchase of the Property.

17.14 NO PROCEEDINGS PENDING OR THREATENED

      No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have been started or to the best of its knowledge having made proper enquiries threatened against the Borrower.

17.15 THE PROPERTY

(1) All information provided in the Title Certificate is true, complete and accurate in all material respects.

(2) As at the date of this Agreement, each Purchase Agreement is in full force and effect, has not been amended and has not been breached or repudiated by any party to it.

(3) On completion of the Purchase Agreements in relation to the Property, the Borrower will (subject to due registration at HM Land Registry) be the legal and beneficial owner of the Property and will have good and marketable title to it, free from any defects (except for defects disclosed in the Title Certificate).

(4) There are no covenants, easements, third party rights or other encumbrances or adverse matters which affect the Property (except for encumbrances or matters disclosed in the Title Certificate).

(5) There are no Security Interests which affect the Property (except for any Security Interests disclosed in the Title Certificate which are to be irrevocably discharged prior to or upon drawdown of the Loan).

17.16 PLANNING

(1) The existing and as at the date of this Agreement, the Borrower's proposed future uses of the Property do not constitute a breach of any planning legislation or controls.

(2) Except as disclosed in the Title Certificate, none of the following is outstanding in respect of the Property:

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      (a)   any notices or orders issued by, or agreements with, any local or other authority;

      (b) any proceedings in respect of any infringement of the building bye-laws, any monetary claim or liability (contingent or otherwise) under the Planning Acts or otherwise;

      (c)   any enforcement notices under the Planning Acts;

      (d) any notice, order or resolution for the compulsory acquisition, closing, demolition, clearance or requisition of all or any part of the Property by any authority; or

      (e)   any applications for planning permission.

(3) No Chargor is aware of any proposals in relation to any of the matters referred to in Clause 17.16(2) nor are any other circumstances known to it which might result in any such matter arising.

17.17 ENVIRONMENTAL MATTERS

(1) So far as the Borrower is aware having made proper enquiry, all Environmental Remedial Action in relation to the Property has been duly carried out, the Borrower has at all times been in compliance with all applicable Environmental Laws applicable to the Property and the terms of all Environmental Authorisations applicable to the Property and (to the best of the knowledge and belief of the Borrower) nothing has occurred which may prevent or interfere with full compliance in the future.

(2) So far as the Borrower is aware having made proper enquiry, except as disclosed in paragraph 30.1 of part I of schedule 7 to the Title Certificate all Environmental Authorisations that are necessary or desirable applicable to the Property have been obtained and maintained in full force and effect and nothing has occurred which might cause any Environmental Authorisation to be revoked, suspended, amended, varied, withdrawn or not renewed or which would prevent compliance with any Environmental Authorisation, unless in each case the occurrence does not and would not be reasonably like to have a Material Adverse Effect.

(3) So far as the Borrower is aware having made proper enquiry, no Environmental Claim in respect of the Property is pending or has been made or threatened against any Chargor or any of its past or present officers, employees, contractors or agents and nothing has occurred which could form the basis of any Environmental Claim against any Chargor, unless the Environmental Claim does not and would not be reasonably likely to have a Material Adverse Effect.

(4)   In this Agreement:

      "ENVIRONMENT" means the environment as defined in s1(2) Environmental Protection Act 1990;

      "ENVIRONMENTAL AUTHORISATION" means any Authorisation required at any time pursuant to any Environmental Law in relation to the business carried on at the Property or the use, occupation or development of the Property;

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

      "ENVIRONMENTAL CLAIM" means any claim, prosecution, demand, action, official warning, abatement or other order or notice (conditional or otherwise) relating to pollution or protection of the Environment or requiring compliance with the terms of any Environmental Authorisation or Environmental Laws;

      "ENVIRONMENTAL LAWS" means:

      (a)   regulations and court orders; and

      (b) all laws (including any statutes and by-laws) not falling within paragraph (a) of this definition,

      in each case relating to pollution, the protection of the Environment or the health and safety of people and shall include building regulations and planning law; and

      "ENVIRONMENTAL REMEDIAL ACTION" means the removal, treatment, remediation, cleaning-up, containment, amelioration or investigation of the presence of any substance capable of causing harm to the Environment as may from time to time be required by any regulatory body, local authority or otherwise under or in connection with Environmental Laws or any Environmental Authorisation.

17.18 REPETITION

      The representations and warranties set out in Clause 17.1 (Status) to Clause 17.17 (Environmental matters) inclusive (save for Clauses 17.11 (No Default), 17.12(2) and (3) (No Misleading Information), 17.14 (No proceedings pending or threatened), 17.15 (The Property) and 17.17 (Environmental matters)) are deemed to be repeated by the Borrower by reference to the facts and circumstances then existing on the date of the Utilisation Request, the Utilisation Date and the first day of each Interest Period.

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                                    SECTION 8

                                  UNDERTAKINGS

      The undertakings in this Section 8 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

18.   INFORMATION UNDERTAKINGS

18.1  FINANCIAL STATEMENTS

(1) The Borrower shall supply to the Agent (in sufficient copies for all the Lenders) if and to the extent produced the audited annual accounts and financial statements (consolidated where applicable) of each Chargor and Corporate Property Associates 16 - Global Incorporated for each financial year as soon as the same become available but in any event within 120 days after the end of that financial year.

(2) Each Chargor shall supply to the Agent (in sufficient copies for all the Lenders) a copy of each tax return and other form relating to Tax submitted from time to time to any taxing authority in England and Wales at the same time as it is submitted to such authority.

18.2  COMPLIANCE CERTIFICATE

(1) Upon request by the Agent the Borrower shall supply to the Agent within 15 Business Days of such request a Compliance Certificate.

(2) The Agent may only request a Compliance Certificate from the Borrower under Clause 18.2(1) once in each financial year of the Borrower.

(3) Each Compliance Certificate shall be signed by two directors of the Borrower.

18.3  REQUIREMENTS AS TO FINANCIAL STATEMENTS

      The Borrower shall ensure that each set of annual accounts and financial statements delivered pursuant to Clause 18.1 (Financial statements):

      (a)   is prepared in accordance with GAAP;

      (b) is prepared on a basis consistent with that applied in preparation of the relevant Chargor's previous annual accounts and financial statements, if any; and

      (c) fairly represents the relevant Chargor's results during the relevant financial year and its financial position as at the date to which those annual accounts and financial statements were drawn up.

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

18.4  QUARTERLY REPORT ON THE PROPERTY

(1) The Borrower or its Managing Agent shall within 30 days of each Quarterly Reporting Date supply to the Agent (in sufficient copies for all the Lenders) a report in respect of the Property for the Quarter ending on that Quarterly Reporting Date.

(2) Each report provided by the Borrower or its Managing Agent pursuant to Clause 18.4(1) shall be in the form required or approved by the Agent from time to time. In particular each report shall, subject to Clause 18.4(3):

      (a) include a schedule of the existing Occupational Leases (in each case specifying the tenant or licensee and itemising the rent, service charge, VAT and other payments payable in the Quarter to which the report relates);

      (b)   give details of each of the following:

            (i) any rent deposits held and any arrears of rent, service charge, VAT or other payments under any Occupational Lease and any steps taken or proposed to be taken to recover them (including serving any notice on a former tenant or guarantor pursuant to s17 Landlord and Tenant (Covenants) Act 1995);

            (ii) any other material breach of any Occupational Lease and any steps taken or proposed to be taken in respect of it;

            (iii) any rent reviews with respect to any Occupational Lease in progress or agreed;

            (iv) any Occupational Lease which has expired or been determined or surrendered and any new lettings proposed;

            (v)   any proposed disposal of the Property; and

            (vi) any proposed capital expenditure or major repairs proposed to be undertaken at the Property and the extent to which the cost will be recoverable from the service charge; and

      (c)   be accompanied by:

            (i) in relation to any claim under any insurance policy relating to the Property, copies of all material correspondence and details of any meetings with brokers; and

            (ii) copies of any annual audited accounts and financial statements for any tenant, licensee or guarantor under an Occupational Lease received by the Borrower.

(3) The report provided pursuant to this Clause 18.4 in respect of the Quarter ending on the June 2004 Quarterly Reporting Date shall be a full report; but unless the Agent notifies the Borrower to the contrary and providing that Polestar Petty Limited is the only tenant, for the other reports in each year the Borrower need only report changes to the information previously provided

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

18.5  QUARTERLY MANAGEMENT ACCOUNTS AND CASH FLOW FORECASTS

      (a) If so requested by the Agent, the Borrower shall (or shall ensure that the Managing Agent shall) promptly supply to the Agent (in sufficient copies for all the Lenders) as soon as the same are available and in any event within 30 days of the end of each Quarter management accounts for the Borrower for that Quarter.

18.6  INFORMATION: MISCELLANEOUS

(1) The Borrower shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

      (a) all documents dispatched by the Borrower to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

      (b) promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, or (to its reasonable knowledge) threatened or pending against any Chargor and which might, if adversely determined, have a Material Adverse Effect;

      (c) promptly, details of any changes to the information provided to any Finance Party in connection with its Money Laundering Regulations compliance requirements (including any change in the officers of any Chargor or any Change of Control) and promptly on request, any other documents or information requested by any Finance Party in order to comply with those requirements; and

      (d) promptly, any further information regarding the Property and/or the financial condition, business and operations of any Chargor as any Finance Party (through the Agent) may reasonably request.

(2) The Borrower authorises the Managing Agent with whom it has dealings to provide to the Agent any information which it requests about the Property and agrees to supply any further authority for this purpose which the Agent may from time to time require.

18.7  NOTIFICATION OF DEFAULT

(1) The Borrower shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(2) Promptly upon a request by the Agent, the Borrower shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.   PROPERTY UNDERTAKINGS

19.1  THE INITIAL VALUATION

      The Borrower shall have an initial valuation of the Property carried out by the Valuer:

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

      (a)   at the Borrower's expense; and

      (b)   in accordance with Clause 19.3 (Basis of valuations).

19.2 RE-VALUATIONS

      The Borrower shall have a valuation of the Property carried out by the Valuer for the Finance Parties in accordance with Clause 19.3 (Basis of valuations):

      (a) if the Agent so requests, at the end of each successive period of three years commencing on the date of this Agreement;

      (b) if the Agent so requests, upon a disposal of all or part of the Property;

      (c) at any time the Agent so requests following the occurrence of an Event of Default which is continuing; and

      (d)   at any other time the Agent so requests.

      A valuation requested pursuant to Clause 19.2(1)(a), (b) or (c) shall be carried out at the Borrower's cost. A valuation requested pursuant to Clause 19.2(1)(d) shall be carried out at the Lenders' cost.

19.3  BASIS OF VALUATIONS

(1) Each valuation of the Property carried out pursuant to Clause 19.1 (The Initial Valuation) or 19.2 (Re-valuations) shall:

      (a) be addressed to the Agent and the Security Trustee on behalf of the Finance Parties;

      (b) be carried out on a market value basis as defined in the Appraisal and Valuation Manual as issued by the Royal Institution of Chartered Surveyors from time to time for the valuation of assets (the "MANUAL");

      (c) include a separate appraisal of each of the following in relation to the Property, to the extent requested by the Agent:

            (i)   Market Value;

            (ii)  Market Value with the special assumption of vacant possession;

            (iii) estimated open market rental value; and

            (iv)  projected Market Value at the Final Repayment Date.

(2) In addition, each valuation of the Property shall contain the Valuer's advice and opinion on such of the following as may be requested by the
      Agent:

      (a)   the actual and prospective demand from tenants and investors;

      (b) the projected future performance of the Property, including a review of likelihood of obsolescence and cost of management;

      (c)   the Borrower's investment rationale in relation to the Property; and

      (d)   any other matter.

(3) The Borrower shall not make any claim against the Valuer in respect of any valuation addressed to it unless the Agent consents.

19.4  INSURANCE

(1) The Borrower shall maintain all appropriate insurance in respect of all its assets (including the Property in which it holds any legal or beneficial interest). This insurance shall:

      (a) be taken out with insurers previously approved in writing by the Agent;

      (b) be in the joint names of the Security Trustee and the Borrower for their respective rights and interests or, if the Agent so agrees, in the Borrower's name with the Security Trustee's interest noted as loss payee on each policy;

      (c) be for an amount not less than the full reinstatement or (as applicable) insurable value of the relevant assets (or such other amount as the Agent may in its discretion specify from time to time);

      (d)   include cover against:

            (i) loss or damage by fire, explosion, earthquake, riot and civil commotion, terrorism, malicious damage, impact, flood, storm or tempest (including lightning), aircraft and articles dropped from them, bursting and overflowing of water tanks, apparatus and pipes, damage to any plate glass and such other risks as a prudent man of business in the same business as the Borrower would maintain;

            (ii) any additional risks or other matters which the Agent may reasonably require from time to time (subject only to availability and following consultation with the Borrower);

            (iii) architects', engineers', surveyors' and other professional fees at the current scales from time to time;

            (iv) demolition charges, debris removal and any consequential loss directly or indirectly resulting from the loss or damage referred to in Clause 19.4(1)(d)(i), including at least three years' loss of rent; and

            (v)   VAT payable on all of the sums insured pursuant to this Clause
                  19.4 or otherwise; and

      (e) contain any provisions which the Agent may reasonably require from time to time to avoid the Security Trustee's interest being prejudiced by any act of the Borrower or any occupier of all or any part of the Property.

(2) The Borrower shall (at any time the Agent so requests) as soon as practicable produce to the Agent the policy or policies of insurance maintained from time to time under

      Clause 19.4(1), together with evidence satisfactory to the Agent that all premia are paid up to date and any other information relating to the policy or policies reasonably requested by the Agent.

(3) The Borrower shall, no later than one month prior to the date on which any policy of insurance maintained from time to time under Clause 19.4(1) is due to expire, provide evidence satisfactory to the Agent that the policy has been renewed for a further period from the date of expiry.

19.5  ENVIRONMENTAL COMPLIANCE

(1) The Borrower shall conduct and maintain the Property in which it holds any legal or beneficial interest and its business and assets generally so as to comply in all material respects with all applicable Environmental Laws and all applicable Environmental Authorisations where a failure to do so would be reasonably likely to have a Material Adverse Effect.

(2) The Borrower shall maintain and, if necessary, renew all applicable Environmental Authorisations and shall promptly notify the Agent of any refusal by any person to renew any Environmental Authorisation, where that refusal would be reasonably likely to have a Material Adverse Effect.

(3) The Borrower shall notify the Agent promptly and in reasonable detail if it becomes aware of (or receives any claim, notice or other communication of) any violation or potential violation by it of any Environmental Laws applicable to the Property or any actual or potential Environmental Claim in respect of the Property which in either case could have a Material Adverse Effect, setting out the action which is to be taken with respect to that matter.

19.6  OCCUPATIONAL LEASES

(1)   The Borrower shall not without the consent of the Agent:

      (a)   grant or agree to grant any Occupational Lease;

      (b) agree to any amendment or waiver (other than a minor variation which would not affect Valuation) of an Occupational Lease (or any of its rights under it) or agree to any surrender of any Occupational Lease;

      (c) grant any contractual licence or right to occupy all or any part of the Property;

      (d) consent to any assignment or subletting of any tenant's or licensee's interest under any Occupational Lease (and the Agent shall act reasonably in relation to such consent if and to the extent that the Borrower is under an obligation to act reasonably in relation to such matters under any Occupational Lease);

      (e)   agree to any downward rent review in respect of any Occupational
            Lease;

      (f) determine or forfeit (or commence any proceedings to forfeit) any Occupational Lease; or

      (g) serve any notice on any former tenant under any Occupational Lease under s17(2) Landlord and Tenant (Covenants) Act 1995 or on any guarantor of any former tenant under s17(3) of that Act.

(2) The Borrower shall procure that any guarantee or other assurance granted in the Borrower's favour in respect of Rental Income under any Occupational Lease which is capable of assignment is assigned to the Security Trustee immediately upon its being granted.

(3) The Borrower shall forthwith notify the Agent in writing when it becomes entitled to serve any notice on any former tenant of any Occupational Lease under s17(2) Landlord and Tenant (Covenants) Act 1995 or on any guarantor of any former tenant under s17(3) of that Act.

(4) The Borrower shall include in the alienation covenant in any new Occupational Lease covenants which are at least as onerous as the following:

      (a) a requirement that on any assignment the proposed assignor shall guarantee the obligations of the proposed assignee until that assignee is released as tenant under the terms of the Landlord and Tenant (Covenants) Act 1995; and

      (b) a provision prohibiting assignment to a group company of the proposed assignor unless that group company in the reasonable opinion of the landlord is of financial standing equivalent to or greater than the proposed assignor, and (without prejudice to Clause 19.6(1)(a)) the Borrower shall not agree any new Occupational Lease which does not include those provisions without the prior written consent of the Agent.

19.7  NEGATIVE PLEDGE

(1) The Borrower shall not (and shall procure that no other Chargor shall) create or permit to subsist any Security Interest over any legal or beneficial interest it holds in the Property, any of the Charged Shares or, in respect of the Borrower only, any of its other assets.

(2)   Clause 19.7(1) does not apply to:

      (a) any Security Interest comprised in the Finance Documents or granted with the prior written consent of the Agent; or

      (b) any lien or right of set-off arising by operation of law in the ordinary course of business.

19.8  MANAGING AGENT

(1) The Borrower shall not appoint a managing agent of the Property without the consent of the Agent.

(2) The Borrower shall not dismiss the Managing Agent of the Property or agree to any material amendment to its management agreement without the consent of the Agent such consent not to be unreasonably withheld or delayed if the new Managing Agent is of a similar standard to the original Managing Agent appointed.

(3) The Borrower shall procure that any Managing Agent, prior to its appointment, enters into a duty of care deed substantially in the Agreed Terms and acknowledges to the Agent that it has notice of the Security Interests created by the relevant Security Documents and that it agrees to pay all Rental Income received by it (if any) into the Rent Account without holding, set-off or counterclaim within seven days of receipt.

19.9  COMPULSORY PURCHASE

      The Borrower shall notify the Agent promptly upon its becoming aware of any proceedings or action being commenced for the compulsory purchase of all or part of the Property.

19.10 DISPOSALS

(1) The Borrower shall not (and shall procure that no other Chargor shall) without the Agent's consent enter into a single transaction or a series of transactions (whether related or not and whether voluntary or involuntary) to sell, lease, transfer or otherwise dispose of any legal or beneficial interest in all or any part of the Property, any of the Charged Shares or, except in the ordinary course of trading any other asset.

(2) Clause 19.10(1) does not apply to any payment of cash out of the Rent Account permitted under this Agreement.

(3)   Clause 19.10(1) shall not prohibit:

      (a) the sale of all or any part of the Property where the proceeds are applied pursuant to Clause 7.3 (Mandatory prepayment (compulsory purchase)) or 7.4 (Mandatory prepayment (disposal)) and provided that the Loan, accrued interest, all amounts due under Clause 7.7 (Miscellaneous prepayment provisions) and all other amounts outstanding under the Finance Documents are repaid in full; or

      (b)   in respect of the Charged Shares, a Permitted Shareholder Change.

(4) If and to the extent that the Agent (in its absolute discretion) consents to a disposal of part of the Property (a "PART DISPOSAL") any such consent shall be subject to:

      (a) there being no Default subsisting prior to or following the Part Disposal;

      (b) a valuation being undertaken by the Valuer at the Borrower's cost in relation to the part of the Property which is the subject of the Part Disposal (the "DISPOSED PART") indicating a Market Value for the Disposed Part at or around the time of completion of the Part Disposal and a Market Value for the Disposed Part at or around the time of the Initial Valuation on the basis of such assumptions as may be specified by the Agent;

      (c) the Borrower prepaying such part of the Loan as the Agent may in its absolute discretion specify taking into account the value of the Property after the Part

            Disposal and the value of that part of the Property which is the subject of the Part Disposal.

20.   FINANCIAL COVENANTS

20.1  LTV COVENANT

(1) The Borrower shall ensure that the principal amount of the Loan shall not at any time up until the fifth anniversary of the Utilisation Date exceed 80% of the Market Value of the Property as indicated in the Valuation.

(2) The Borrower shall ensure that the principal amount of the Loan shall not at any time after the fifth anniversary of the Utilisation Date exceed 75% of the Market Value of the Property as indicated in the Valuation.

20.2  INTEREST COVER AND DEBT SERVICE COVENANTS

(1)   The Borrower shall ensure that on each Interest Payment Date:

      (a) Actual Quarterly Rental Income is at least 140% of Actual Quarterly Finance Costs;

      (b) Prospective Annual Rental Income is at least 140% of Prospective Annual Finance Costs;

      (c) Actual Quarterly Rental Income is at least 110% of Actual Quarterly Debt Service Costs; and

      (d) Prospective Annual Rental Income is at least 110% of Prospective Annual Debt Service Costs.

(2)   For the purposes of this Clause 20.2:

      "ACTUAL QUARTERLY DEBT SERVICE COSTS" on any Interest Payment Date means the aggregate of the Actual Quarterly Finance Costs on that date and any other payments due on that date under this Agreement including pursuant to Clause 6 (Repayment).

      "ACTUAL QUARTERLY FINANCE COSTS" on any Interest Payment Date means the aggregate amount of the interest and fees payable to the Finance Parties under the Finance Documents on that Interest Payment Date, adjusted to reflect payments (to or by the Borrower) due to be made on that day under any External Hedging Agreements.

      "ACTUAL QUARTERLY RENTAL INCOME" on any Interest Payment Date means:

      (a) the aggregate of the Rental Income paid into the Rent Account in the Interest Period ending on that Interest Payment Date, excluding any Rental Income for which the due date occurred prior to the start of that Interest Period; less

      (b) an amount equal to any service charge shortfall, irrecoverable management or other Losses resulting from voids and any head rent on any leasehold property comprised in the Property, in each case sustained or incurred in that Interest Period.

      "PROSPECTIVE ANNUAL DEBT SERVICE COSTS" on any day means the aggregate of the Prospective Annual Finance Costs on that day and any other payments due under this Agreement in the year commencing on that day including pursuant to Clause 6 (Repayment) save for the final repayment of the Loan pursuant to Clause 6.2 (Repayment of the Loan).

      "PROSPECTIVE ANNUAL FINANCE COSTS" on any day means the Agent's reasonable estimate of the interest and fees which will be payable to the Finance Parties under the Finance Documents in the year commencing on that day, taking into account payments (to or by the Borrower) under any External Hedging Agreements.

      "PROSPECTIVE ANNUAL RENTAL INCOME" on any Interest Payment Date means the good faith estimate of the Borrower (produced at any time that the Agent may so request and subject to the approval of, and any reasonable amendment proposed by, the Agent) of the aggregate of the Rental Income likely to be received from the Property for the year commencing on that day.

      In calculating the Prospective Annual Rental Income, the Borrower shall:

      (a) exclude any Rental Income due from a tenant or licensee:

            (i)   which is an Affiliate of any Chargor;

            (ii) which is in receivership, administration, liquidation or bankruptcy or subject to any other form of insolvency proceedings or any analogous proceedings in any applicable jurisdiction;

            (iii) which has failed for two quarters (or, if an accommodation has been agreed in writing by the Borrower with that tenant or licensee to clear any outstanding arrears in full within 12 months, for three quarters including the quarter or quarters preceding the accommodation) to pay the Rental Income due from it in full; or

            (iv) if and to the extent that the Borrower or the Agent, acting reasonably on the basis of information received by it, considers that the tenant or licensee is reasonably likely to default on the payment of Rental Income in the relevant year;

      (b) in respect of any unit in the Property which is subject to an Occupational Lease which will expire in the relevant year or which is subject to a tenant's break option exercisable in the relevant year, assume that no Rental Income will be received following expiry or, as the case may be, the first date on which the Occupational Lease could terminate if the break option is exercised;

      (c) not include any amount in respect of any new or increased rent which might become payable by virtue of a new Occupational Lease or a rent review or other event or circumstance which will or might occur during the year, unless and to the extent that the Agent agrees to its inclusion; and

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      (d)   deduct an amount equal to any service charge shortfall,
            irrecoverable management or other Losses resulting from any voids and head rent on any leasehold property comprised in the Property in each case projected to be sustained or incurred in that year.

20.3  REMEDYING FINANCIAL COVENANT BREACHES

(1) If any breach of Clause 20.1 (LTV covenant) or Clause 20.2 (Interest Cover and Debt service covenants) occurs, then the Borrower may remedy the breach as set out in Clause 20.3(2), (3) or (4).

(2) The Borrower may remedy the breach by prepayment. To do this, the Borrower must prepay the Remedy Amount within seven Business Days of the breach occurring.

(3) In the case of a breach of Clause 20.1 (LTV Covenant) resulting from a change in general (not specific to the Property, any Occupational Lease or any tenant under any Occupational Lease) assumptions used by the Valuer in any revaluation of the Property the Borrower may remedy the breach by depositing cash collateral. To do this, the Borrower must notify (the Agent within two Business Days of the revaluation that it wishes to remedy the breach pursuant to this Clause 20.3(3)). If the Borrower serves such a notice it must:

      (a) deposit the Deposit Amount into an account designated for this purpose by the Agent within 180 days of the relevant revaluation (a "CASH COLLATERAL ACCOUNT");

      (b) enter into any documentation required by the Agent to grant security over the Cash Collateral Account and all rights relating to it to the Security Trustee for the Finance Parties; and

      (c) provide any legal opinions and other supporting documentation required by the Agent in connection with the deposit, the Cash Collateral Account and the security over it, in each case in form and substance satisfactory to the Agent.

      A breach of Clause 20.1 (LTV Covenant) as referred to in this Clause 20.3(3) shall not be a Default or Event of Default provided that the Borrower is complying with this Clause 20.3(3).

(4) If a deposit of cash collateral is made pursuant to Clause 20.3(3) and the breach of Clause 20.1 (LTV covenant) which necessitated that deposit has not been cured within twelve months of the breach, then the Borrower must immediately prepay the Remedy Amount and on the expiry of such twelve month period the Agent shall be entitled to apply the amount deposited in the Cash Collateral Account (and any interest earned on it) in partial prepayment of the Loan.

(5)   In this Clause 20.3:

      the "REMEDY AMOUNT" in relation to a breach of Clause 20.1 (LTV covenant) or, as the case may be, Clause 20.2 (Interest Cover and Debt service covenants) means the amount necessary to cure that breach. For the avoidance of doubt, the amount necessary to cure a breach of Clause 20.2 (Interest Cover and Debt service covenants) is the amount of the reduction in the Loan which would result in the Prospective

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      Annual Finance Costs and/or Prospective Annual Debt Service Costs as
      applicable being reduced to a level sufficient to ensure compliance with the covenant; and

      the "DEPOSIT AMOUNT" on the date of any deposit pursuant to Clause 20.3(3)(a) means an amount equal to the aggregate of the Actual Quarterly Finance Costs on the last two Interest Payment Dates.

21.   RENT ACCOUNT AND OTHER BANK ACCOUNTS

21.1  DETAILS OF BANK ACCOUNTS

(1)   The Borrower shall open and maintain a current account denominated "Prints
      (UK) QRS 16-1, INC Rent Account" (the "RENT ACCOUNT").

(2) The Borrower shall not, without the prior written consent of the Agent, maintain any other bank account, other than any Lease Deposit Account, Cash Collateral Account or Disposal Proceeds Holding Account opened in accordance with this Agreement.

21.2  SIGNING RIGHTS ON RENT ACCOUNT

(1) The Borrower shall ensure that each of the Borrower and the Agent shall have signing rights on the Rent Account

(2) The Borrower shall ensure that the Agent is entitled to revoke the signing rights of the Borrower on the Rent Account by notice in writing to the relevant bank, but the Agent shall do so only following the occurrence of a Default which is continuing.

(3) The Agent shall determine the signing rights on and (to the extent not specified in this Agreement) withdrawal rights from the Disposal Proceeds Holding Account and Cash Collateral Account.

21.3  PAYMENTS INTO THE BANK ACCOUNTS

      The Borrower shall ensure that all amounts received by or on behalf of the Borrower, including by any Managing Agent, are paid promptly upon receipt into the Rent Account and in particular shall ensure that:

      (a) all tenants and other occupiers under Occupational Leases and loss of rent insurers are instructed to pay all Rental Income direct into the Rent Account or, if and to the extent that the Agent from time to time so agrees, to the Managing Agent;

      (b) all Rental Income received by any Managing Agent is paid into the Rent Account within seven days of receipt;

      (c) all other Rental Income received by or on behalf of the Borrower is paid promptly upon receipt into the Rent Account; and

      (d) all amounts payable to it under any External Hedging Agreement are paid promptly upon receipt into the Rent Account.

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21.4  PAYMENTS ON INTEREST PAYMENT DATES

      On each Interest Payment Date, the Borrower shall (to the extent that its signing rights on the Rent Account have not been revoked) pay the following items from the Rent Account (and if the credit balance in the Rent Account is insufficient to pay all those items, pay them in the following order and, where applicable, pro rata within each level):

      (a) FIRST, any fees, costs and expenses of any Administrative Party due under any Finance Documents but unpaid;

      (b) SECOND, any accrued interest or non-utilisation fee or fees payable to the Lenders due under this Agreement but unpaid, including interest falling due on that Interest Payment Date;

      (c) THIRD, the principal element of any Instalment due but unpaid under this Agreement, including the Instalment falling due on that Interest Payment Date;

      (d) FOURTH, any prepayment of the Loan to be made on that Interest Payment Date pursuant to Clause 7 (Prepayment and cancellation), unless that prepayment is to be made out of a Cash Collateral Account or Disposal Proceeds Holding Account;

      (e) FIFTH, any payment due under any External Hedging Agreements but unpaid, including any payment falling due on that Interest Payment Date; and

      (f) SIXTH, payments of any amounts in accordance with Clause 21.5 (Other withdrawals by the Borrower).

21.5  OTHER WITHDRAWALS BY THE BORROWER

(1) Unless a Default is continuing, the Borrower may make withdrawals from the Rent Account for any purpose not prohibited by this Agreement, subject to the Subordination Deed.

(2) If a Default is continuing the Borrower may not make any withdrawals from the Rent Account without the prior approval of the Agent save that the Borrower may, provided no Event of Default is then continuing, make (or instruct the Agent to make) payments out of the Rent Account to the relevant recipient of those amounts referred to in (g) of the definition of Rental Income.

(3) The Borrower shall ensure that none of its bank accounts is overdrawn at any time.

21.6  WITHDRAWALS BY THE AGENT

(1) The Agent may, on the Final Repayment Date or on the Loan becoming immediately due and payable under this Agreement, apply the moneys standing to the credit of the Rent Account in or towards repayment of the Loan and all other amounts due to the Finance Parties under the Finance Documents.

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(2)   The Agent may, at any time a Default is continuing, authorise withdrawals at any time from the Rent Account to pay any amount due and payable to a Finance Party under the Finance Documents or to make any other payment on behalf of the Borrower.

(3) No Finance Party shall be responsible to any Chargor for any non-payment of any liability of any Chargor which could be paid out of moneys standing to the credit of the Rent Account or any other account. No Finance Party shall be liable to any Chargor for any withdrawal wrongly made if made in good faith and not negligently.

(4) The Agent may delegate its powers of withdrawal under this Clause 21.6 to any administrative receiver, receiver and/or manager.

21.7  CHANGE OF BANK ACCOUNTS

(1) If the Agent so reasonably requests at any time, the Rent Account shall be moved to another bank.

(2) A change shall only become effective upon the proposed new bank agreeing with each of the Agent and the Borrower, in a manner satisfactory to the Agent, to fulfil the role of the bank holding the relevant account(s).

22.   GENERAL UNDERTAKINGS

22.1  AUTHORISATIONS

      The Borrower shall promptly:

      (a) obtain, comply with and do all that is necessary to maintain in full force and effect; and

      (b)   supply certified copies to the Agent of,

      any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2  COMPLIANCE WITH LAWS (INCLUDING TAX PAYMENTS)

      The Borrower shall:

      (a) comply in all respects with any Money Laundering Regulations to which it is subject;

      (b) comply in all respects with all other laws and regulations to which it may be subject, but only if failure so to comply would be reasonably likely to materially impair its ability to perform its material obligations under the Finance Documents; and

      (c) in particular pay when due all Taxes payable by it, except where it is contesting the liability in good faith by appropriate means and has established a full reserve for the contested Tax.

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

22.3  NO CHANGE OF BUSINESS

(1) The Borrower shall not make any substantial change to the general nature of its business from that carried on, or to Agent's knowledge contemplated, on the date of this Agreement. In particular, the Borrower shall not carry on any business other than the ownership and management of the Property.

(2) The Borrower shall maintain its centre of main interest, (for the purpose of EU Council Regulation 1346/2000 EC on Insolvency Proceedings) outside the European Union unless the Agent agrees otherwise (such agreement not to be unreasonably withheld or delayed).

22.4  No CHANGE TO CONSTITUTIONAL DOCUMENTS

      The Borrower shall not make any change to its constitutional documents without the prior written consent of the Agent, that consent not to be unreasonably withheld.

22.5  DISTRIBUTIONS AND NEW SHARES

(1)   The Borrower shall not:

      (a) pay any dividend or make any other distribution or payment to any of its shareholders; or

      (b) redeem or purchase any of its own shares, debentures or other securities,

      other than a payment, dividend, distribution, redemption or purchase funded by a payment made out of the Rent Account in accordance with Clause 21.5(1) (Other withdrawals by the Borrower).

(2) The Borrower shall not issue, or change the terms relating to, any shares, debentures or other securities.

22.6  CORPORATE TRANSACTIONS AND ACQUISITIONS

(1) The Borrower shall not enter into any amalgamation, demerger, merger or corporate reconstruction (except as disclosed in writing to the Agent prior to the date of this Agreement or as permitted under this Agreement) have any Subsidiary.

(2) The Borrower shall not acquire any business or other assets or make any investment other than the Property and other assets and investments consistent with its only business being as specified in Clause 22.3 (No change of business).

22.7  LENDING AND BORROWING

(1) The Borrower shall not make any loan, grant any other form of credit or give any guarantee or indemnity to or for the benefit of any person or in respect of any obligation of any other person, except for any loans made to the Borrower which are the subject of the Subordination Deed.

(2) The Borrower shall not (and shall procure that no other Chargor shall) incur any Financial Indebtedness, other than:

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

      (a)   under the Finance Documents;

      (b) any loans made to the Borrower by a Shareholder, provided that the loan is subject to the Subordination Deed; or

      (c) pursuant to any External Hedging Agreement entered into with the prior written consent of the Agent.

22.8  TRANSACTIONS SIMILAR TO SECURITY INTERESTS

      The Borrower shall not:

      (a) sell, transfer or otherwise dispose of any of its assets on terms under which they are or may be leased to or re-acquired by any Chargor;

      (b) sell, transfer or otherwise dispose of any of its receivables on recourse terms;

      (c) enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

      (d) enter into any other preferential arrangement having a similar effect,

      in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

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                                    SECTION 9

                                EVENTS OF DEFAULT

23.   EVENTS OF DEFAULT

      Each of the events or circumstances set out in Clause 23.1 (Non-payment) to 23.12 (Material adverse change) inclusive is an "EVENT OF DEFAULT".

23.1  NON-PAYMENT

      Any Chargor does not pay on the due date any amount payable pursuant to a Finance Document at the place at which, and in the currency in which, it is expressed to be payable, unless:

      (a)   the failure to pay is caused by administrative or technical error;
            and

      (b)   payment is made within three Business Days of its due date.

23.2  BREACH OF FINANCIAL COVENANTS

      A breach of Clause 20 (Financial covenants) occurs and is not remedied pursuant to Clause 20.3 (Remedying financial covenant breaches).

23.3  OTHER OBLIGATIONS

(1)   The Borrower does not comply with any of the provisions of Clauses 7.1 to
      7.4 (Prepayment and cancellation), or with any of Clauses 19.6 (Occupational Leases), 19.7 (Negative pledge) and 19.10 (Disposals).

(2) Any party to any Finance Document (other than a Finance Party) does not comply with any provision of any Finance Document (other than those referred to in Clause 23.1 (Non-payment), 23.2 (Breach of financial covenants) or 23.3(1)) or any other agreement or other document to which it and any Finance Party are parties.

(3) No Event of Default under Clause 23.3(2) will occur if the failure to comply is capable of remedy and is remedied within ten Business Days of the Agent giving notice to the Borrower or the Borrower otherwise becoming aware of the failure to comply.

23.4  MISREPRESENTATION

      Any representation or statement made or deemed to be made by any Chargor in any Finance Document (or any other document delivered under or in connection with any Finance Document) is or proves to have been incorrect or misleading in any material respect when made or deemed to be made.

23.5  CROSS DEFAULT

(1) Any Financial Indebtedness of the Borrower is not paid when due nor within any originally applicable grace period (save for any Financial Indebtedness which is the subject of the Subordination Deed).

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(2)   Any Financial Indebtedness of the Borrower is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described in the relevant document).

(3) Any commitment for any Financial Indebtedness of the Borrower is cancelled or suspended by a creditor the Borrower as a result of an event of default (however described in the relevant document).

(4) Any creditor of the Borrower becomes entitled to declare any of that party's Financial Indebtedness due and payable prior to its specified maturity as a result of an event of default (however described in the relevant document).

23.6  INSOLVENCY

(1) The Borrower is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(2) The value of the assets of the Borrower is less than its liabilities (taking into account contingent and prospective liabilities).

(3)   A moratorium is declared in respect of any indebtedness of the Borrower.

23.7  INSOLVENCY PROCEEDINGS

      Any corporate action, legal proceedings or other procedure or step is taken in relation to:

      (a) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower other than a winding-up petition which the Agent is reasonably satisfied is frivolous or vexatious and is withdrawn or dismissed within 7 Business Days of issue;

      (b) a composition, assignment or arrangement with any creditor of the Borrower;

      (c) the appointment of a liquidator, administrator, administrative or other receiver, compulsory manager or other similar officer in respect of the Borrower or any of its assets; or

      (d) the enforcement of any Security Interest over any assets of any party to the Borrower,

      or any analogous procedure or step is taken in any jurisdiction.

23.8  CREDITORS' PROCESS AND JUDGMENTS

(1) Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of the Borrower not discharged within fourteen days.

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(2)   Any judgment or order made against the Borrower is not complied with within seven Business Days provided that this shall not be an Event of Default if and for so long as the Borrower is (on the advice of Counsel that there are good prospects of success) expeditiously pursuing an appeal and the making of the judgment or order and/or the non-compliance does not have a Material Adverse Effect.

(3) An order is made for the compulsory acquisition of all or part of the Property the result of which if the acquisition is completed would be that a breach of Clause 20 (Financial covenants) will occur unless such order is at least three months before the completion of the compulsory acquisition whereupon the Borrower will have 10 Business Days, within which to remedy the breach by prepaying the Loan and all other amounts outstanding under the Finance Documents or such other amount as may be agreed by the Lenders.

23.9  UNLAWFULNESS

(1) It is or becomes unlawful for any Chargor to perform any of its obligations under the Finance Documents.

(2) Any Security Interest created by the Security Documents is not or ceases to be in full force and effect.

23.10 REPUDIATION

      Any Chargor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.11 MATERIAL TENANT

      Any of the events referred to in Clauses 23.6 (Insolvency), 23.7 (Insolvency proceedings), 23.9 (Unlawfulness) or 23.10 (Repudiation) occurs in respect of any Material Tenant (as if for this purpose the relevant Occupational Lease was a Finance Document). In this Clause 23.11, a "MATERIAL TENANT" means Polestar Petty Limited, Polestar Holdings Limited, Polestar Petty Bindery Limited, Polestar Magazines & Catalogues Limited, Watmoughs (Holdings) Limited, Polestar Group Limited and any other person that becomes a guarantor under the Occupational Lease dated on or about the date of this Agreement and made between the Borrower and Polestar Petty Limited in accordance with the provisions of such lease provided that this shall not include any person that has been released as guarantor under such Occupational Lease in accordance with its terms with the prior written consent of the Agent (such consent not to be unreasonably withheld).

23.12 MATERIAL ADVERSE CHANGE

(1) Any major uninsured loss or damage occurs at, to or in connection with the Property.

(2) Any other event or series of events occurs which, in the reasonable opinion of the Majority Lenders would be reasonably likely to have a Material Adverse Effect unless (i) that Material Adverse Effect would not have a material adverse effect on the Borrower's ability to meet its payment obligations under the Finance Documents; or (ii) in the Agent's opinion such event or series of events are capable of remedy and do not affect the Borrower's ability to perform its payment obligations under the Finance

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      Documents and are remedied within a period of 15 Business Days form the occurrence of such event or series of events.

23.13 ACCELERATION

      On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders (in the case of (a) to (c)) or the relevant Lender (in the case of (d)), by notice to the Borrower:

      (a) cancel the Total Commitments and if it does so they shall immediately be cancelled;

      (b) declare that all or part of the Loan, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable and if it does so they shall become immediately due and payable;

      (c) declare that all or part of the Loan be payable on demand and if it does so it shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

      (d) notify the Borrower that a Fixed Rate applicable to all or part of the participations in the Loan of one or more Lenders has been terminated pursuant to Clause 8.6(2) (Implementation of fixed rate).

23.14 RIGHT TO OBTAIN REPORTS

(1) Without prejudice to any other rights or remedies of the Agent and the Lenders pursuant to Clause 23.13 (Acceleration), on and at any time after the occurrence of an Event of Default which is continuing the Agent may, at the expense of the Borrower, appoint in the Agent's discretion any appropriate professional advisers to investigate the affairs of the Chargors and/or any matter regarding the Property, report on them and make recommendations.

(2) The Borrower shall (and shall procure that each other Chargor shall) afford full co-operation with any advisers appointed pursuant to Clause 23.14(1).

(3) The Agent shall circulate copies of the report of any advisers appointed pursuant to Clause 23.14(1) to the Lenders promptly on receipt and, within 14 days of receipt, release copies of it to the Borrower for the purposes of information only. Neither the Agent nor any advisers appointed under Clause 23.14(1) will as a result of that circulation or release incur any professional or other liability to any Chargor or any other person.

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                                   SECTION 10

                         CHANGES TO LENDERS AND BORROWER

24.   CHANGES TO THE LENDERS

24.1  ASSIGNMENTS AND TRANSFERS BY THE LENDERS

(1)   Subject to this Clause 24, a Lender (the "EXISTING LENDER") may:

      (a)   assign any of its rights; or

      (b)   transfer by novation any of its rights and obligations,

      to another bank or financial institution (the "NEW LENDER"). Unless the Agent agrees otherwise, any partial assignment or transfer must be in an integral multiple of (pound)2,000,000.

(2) The Borrower shall (and shall procure that each other Chargor shall) provide any assistance which the Agent may reasonably require in connection with the proposed initial syndication of the Facility by the Original Lender, including:

      (a) providing information for and reviewing any information memorandum prepared for the purpose of the syndication; and

      (b) making available appropriate senior personnel to make presentations to potential syndicate members and provide information to enable the Agent to respond to questions raised by them.

24.2  CHANGE OF FACILITY OFFICE

      Any Lender may change its Facility Office at any time by giving no less than five Business Days' notice to the Agent.

24.3  CONDITIONS OF ASSIGNMENT OR TRANSFER

(1) The consent of the Borrower is not required for an assignment or transfer by a Lender.

(2) An assignment will only be effective on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it had been a Lender under this Agreement from its execution.

(3) A transfer will only be effective if the procedure set out in Clause 24.6 (Procedure for transfer) is complied with.

(4)   If:

      (a) a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

      (b) as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to make a payment under

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            Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased
            Costs) to the New Lender or to the Lender acting through its new Facility Office,

      then the New Lender or, as the case may be, the Lender acting through its new Facility Office will only be entitled to receive payment under those Clauses to the same extent as the Existing Lender or, as the case may be, the Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.4  ASSIGNMENT OR TRANSFER FEE

      The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of (pound)1,000.

24.5  LIMITATION OF RESPONSIBILITY OF EXISTING LENDERS

(1) Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

      (a) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other document;

      (b)   the financial condition of any Chargor;

      (c) the performance and observance by any Chargor of its obligations under the Finance Documents or any other documents; or

      (d) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

      and any representations or warranties which would otherwise be implied by law are excluded.

(2) Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

      (a) has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Chargor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

      (b) will continue to make its own independent appraisal of the creditworthiness of each Chargor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(3)   Nothing in any Finance Document obliges an Existing Lender to:

      (a) accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

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      (b)   support any Losses directly or indirectly sustained or incurred by the New Lender by reason of the non-performance by any Chargor of its obligations under the Finance Documents or otherwise.

24.6  PROCEDURE FOR TRANSFER

(1) Subject to the conditions set out in Clause 24.3 (Conditions of assignment or transfer), a transfer is effected in accordance with Clause 24.3 when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate for itself and on behalf of the other Parties (apart from the Existing Lender).

(2)   On the Transfer Date:

      (a) to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents, each Chargor and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another (the "DISCHARGED RIGHTS AND OBLIGATIONS") shall be cancelled;

      (b) each Chargor and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Chargor and the New Lender have assumed and/or acquired the same in place of that Chargor and the Existing Lender;

      (c) the Administrative Parties, the New Lender and the other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been a Lender under this Agreement from its execution with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Administrative Parties and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

      (d)   the New Lender shall become a Party as a "Lender".

(3) The Agent shall promptly notify the Borrower and the Lenders of its receipt and execution of any Transfer Certificate.

24.7  TRANSFERS BY BUILDING SOCIETIES

(1) Clause 24.7(2) applies in relation to a Finance Party which is a Building Society (a "BUILDING SOCIETY PARTY") which:

      (a) amalgamates with one or more other Building Societies pursuant to s93 Building Societies Act 1986 (the "ACT");

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      (b)   transfers all or some of its engagements (including those under the
            Finance Documents) to another Building Society pursuant to s94 of the Act; or

      (c) transfers the whole of its business in accordance with s97 of the Act.

(2) If this Clause 24.7(2) applies then all of the rights and obligations of the Building Society Party under the Finance Documents shall automatically be transferred pursuant to those provisions of the Act to the immediate successor or transferee of the Building Society Party (its "SUCCESSOR").

(3)   Accordingly:

      (a) if the Building Society Party is a Lender, Clause 24.6(2) (Procedure for transfer) shall apply as if the Building Society Party, the Successor and the Agent had executed a Transfer Certificate for the transfer of the Building Society Party's entire participation in the Loan with effect from the date of the amalgamation or transfer; and

      (b) if the Building Society Party is an Administrative Party, Clause 25.12(4), if applicable, and (6) (Resignation) and Clause 25.17(2) (Security Documents), if applicable, shall apply as if the Successor had been appointed as the successor to the Building Society Party in each relevant capacity with effect from the date of the amalgamation or transfer.

24.8  DISCLOSURE OF INFORMATION

(1) Any Lender may disclose to any of its Affiliates, any of its professional advisers and any other person:

      (a) to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

      (b) with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement; or

      (c) to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

      any information about any Chargor and the Finance Documents as that Lender shall consider appropriate.

(2) No information may be disclosed by a Lender pursuant to Clause 24.8(1)(a) or (b) to any person (other than an Affiliate of that Lender or a professional adviser) unless that person first provides to that Lender a written undertaking to keep the information to be discussed confidential and not to use it, or knowingly permit or allow it to be used, for any unauthorised purpose.

(3) The Borrower shall (and shall procure that each other Chargor shall) keep the terms of this Agreement confidential and not disclose them without the Agent's consent except to its professional advisers and as required by law.
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24.9  ASSIGNMENTS AND TRANSFER BY THE CHARGORS

      The Borrower shall not (and shall procure that no other Chargor shall) assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

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                                   SECTION 11

                               THE FINANCE PARTIES

25.   ROLE OF THE ADMINISTRATIVE PARTIES

25.1  APPOINTMENT OF THE AGENT AND THE SECURITY TRUSTEE

(1) Each of the Arranger and the Lenders appoints the Agent to act as its agent under and in connection with the Finance Documents.

(2) Each of the Arranger and the Lenders authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

(3) Each of the Arranger, the Agent and the Lenders irrevocably appoints the Security Trustee to act as its trustee in connection with the Security Documents.

(4) Each of the Arranger, the Agent and the Lenders authorises the Security Trustee to exercise the rights, powers, authorities and discretions specifically given to the Security Trustee under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2  ROLE OF THE ARRANGER

      Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.3  ROLE OF THE AGENT

(1) The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(2) If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(3) The Agent shall promptly notify the Lenders of any Default arising under Clause 23.1 (Non-payment).

(4) The Agent does not have any duties except those expressly set out in the Finance Documents. Its duties under the Finance Documents are solely mechanical and administrative in nature.

25.4  ROLE OF THE SECURITY TRUSTEE

(1) The Security Trustee shall hold the benefit of the Security Documents on trust for the Finance Parties.

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(2)   If the Security Trustee receives notice from a Party referring to this
      Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Lenders.

(3) The Security Trustee does not have any duties except those expressly set out in the Finance Documents.

25.5  NO FIDUCIARY DUTIES

(1) Except as expressly provided in this Clause 25, nothing in the Finance Documents constitutes the Arranger or the Agent as a trustee or fiduciary of any other person.

(2) None of the Arranger, the Agent and the Security Trustee shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.6  BUSINESS WITH THE CHARGORS

      Each of the Administrative Parties may accept deposits from, lend money to, invest in and generally engage in any kind of banking or other business with any Chargor and any Affiliate of any Chargor.

25.7  RIGHTS AND DISCRETIONS OF THE AGENT AND THE SECURITY TRUSTEE

(1)   Each of the Agent and the Security Trustee may rely on:

      (a) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

      (b) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his or her knowledge or within his or her power to verify.

(2) Each of the Agent and the Security Trustee may assume (unless in the case of the Agent it has received notice to the contrary in its capacity as agent for the Lenders) that:

      (a) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

      (b) any power, authority, discretion or other right vested in any Party or the Majority Lenders has not been exercised; and

      (c) any notice or request made by the Borrower (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of, each Chargor.

(3) Each of the Agent and the Security Trustee may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(4) Each of the Agent and the Security Trustee may act in relation to the Finance Documents through its personnel and agents.

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(5)   Notwithstanding that two or more of the Administrative Parties and the
      Original Lender may from time to time be the same entity, that entity has entered into the Finance Documents in those separate capacities. However, where the Finance Documents provide for any of the Administrative Parties and the Original Lender to provide instructions to or otherwise communicate with one or more of the others of them, then for so long as they are the same entity it will not be necessary for there to be any formal instructions or other communication, notwithstanding that the Finance Documents provide in certain cases for the same to be in writing.

25.8  MAJORITY LENDERS' INSTRUCTIONS

(1) Unless a contrary indication appears in a Finance Document, each of the Agent and the Security Trustee shall:

      (a) act in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from acting or exercising any power, authority, discretion or other right vested in it as Agent or, as the case may be, Security Trustee); and

      (b) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(2) Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Lenders.

(3)   Each of the Agent and the Security Trustee may refrain:

      (a) from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any Losses (including any associated irrevocable VAT) which it may incur in complying with the instructions; and

      (b) from doing anything which may in its opinion be a breach of any law or duty of confidentiality or be otherwise actionable at the suit of any person.

(4) In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders), each of the Agent and the Security Trustee may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(5) Neither the Agent nor the Security Trustee is authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings relating to any Finance Document.

25.9  RESPONSIBILITY FOR DOCUMENTATION

      None of the Administrative Parties:

      (a) is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by any Administrative Party, any Chargor or any other person given in or in connection with any Finance Document; or

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      (b)   is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or other document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.10 EXCLUSION OF LIABILITY

(1) Without limiting Clause 25.10(2), no Administrative Party will be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(2) No Party may take any proceedings against any officer, employee or agent of any Administrative Party in respect of any claim it might have against the Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document. Any officer, employee or agent of the Administrative Party may rely on this Clause 25.10(2).

(3) Neither the Agent nor the Security Trustee will be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent or the Security Trustee if the Agent or, as the case may be, the Security Trustee has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent or, as the case may be, the Security Trustee for that purpose.

25.11 LENDERS' INDEMNITY TO THE ADMINISTRATIVE PARTIES

      Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify each Administrative Party, within three Business Days of demand, against any Losses sustained or incurred by the Administrative Party (otherwise than by reason of the Administrative Party's gross negligence or wilful misconduct) in acting as Arranger, Agent or, as the case may be, the Security Trustee under the Finance Documents (unless the Administrative Party has been reimbursed by a Chargor pursuant to a Finance Document).

25.12 RESIGNATION

(1) The Agent or the Security Trustee may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Parties.

(2) Alternatively the Agent or the Security Trustee may resign by giving notice to the other Parties, in which case the Majority Lenders (after consultation with the Borrower) may appoint a successor Agent or, as the case may be, Security Trustee.

(3) If the Majority Lenders have not appointed a successor Agent or, as the case may be, Security Trustee in accordance with Clause 25.12(2) within 30 days after notice of resignation was given, the Agent or, as the case may be, Security Trustee (after consultation with the Borrower) may appoint a successor Agent or, as the case may be, Security Trustee (acting through an office in the United Kingdom).

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(4)   The retiring Agent or, as the case may be, Security Trustee shall, at its own cost, make available to the successor Agent or, as the case may be, Security Trustee such documents and records and provide such assistance as the successor Agent or, as the case may be, Security Trustee may reasonably request for the purposes of performing its functions as Agent or, as the case may be, Security Trustee under the Finance Documents.

(5) A notice of resignation from the Agent or Security Trustee shall only take effect upon the appointment of a successor.

(6) Upon the appointment of a successor, the retiring Agent or, as the case may be, Security Trustee shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if the successor had been an original Party.

(7) After consultation with the Borrower, the Majority Lenders may, by notice to the Agent or, as the case may be, Security Trustee, require it to resign in accordance with Clause 25.12(2). In this event, the Agent or, as the case may be, Security Trustee shall resign in accordance with Clause 25.12(2).

25.13 CONFIDENTIALITY

(1) In acting as agent for the Lenders and security trustee for the Finance Parties respectively, each of the Agent and the Security Trustee shall be regarded as acting through its syndication or agency division which shall be treated as a separate entity from any other of its divisions or departments.

(2) If information is received by another division or department of the Agent or the Security Trustee, it may be treated as confidential to that division or department and the Agent or, as the case may be, the Security Trustee shall not be deemed to have notice of it.

(3) Notwithstanding any other provision of any Finance Document to the contrary, none of the Administrative Parties is obliged to disclose to any other person:

      (a)   any confidential information; or

      (b) any other information if the disclosure would or might in its reasonable opinion constitute a breach of any law or a breach of a fiduciary duty.

25.14 RELATIONSHIP WITH THE LENDERS

(1) The Agent and the Security Trustee may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days' prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(2) Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Associated Costs in accordance with
      Schedule 6 (Mandatory Cost formula).

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25.15 CREDIT APPRAISAL BY THE LENDERS

      Without affecting the responsibility of any Chargor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each Administrative Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document, including:

      (a)   the financial condition, status and nature of each Chargor;

      (b) the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

      (c) whether that Lender has recourse, and the nature and extent of that recourse, against any Party (or any Chargor which is not a Party) or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or other document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

      (d) the adequacy, accuracy and/or completeness of any information provided by any Administrative Party, any other Party or any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or other document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.16 MANAGEMENT TIME

      Any amount payable to the Agent or the Security Trustee under Clause 15.5 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 25.11 (Lenders' indemnity to the Administrative Parties) shall include the cost of utilising the Agent's or, as the case may be, Security Trustee's management time or other resources (which will be calculated on the basis of such reasonable daily or hourly rates as the Agent or, as the case may be, Security Trustee may notify to the Borrower and the Lenders) in addition to any fee paid or payable under Clause 11 (Fees).

25.17 SECURITY DOCUMENTS

(1) The Security Trustee shall accept without investigation, requisition or objection whatever title any person may have to the assets which are subject to the Security Documents and shall not:

      (a) be bound or concerned to examine or enquire into the title of any person;

      (b) be liable for any defect or failure in the title of any person, whether that defect or failure was known to the Security Trustee or might have been discovered upon examination or enquiry and whether it is capable of remedy or not; or

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      (c)   be liable for any failure on its part to give notice of the Security
            Documents to any third party or otherwise perfect or register the security created by the Security Documents.

(2) Upon the appointment of any successor Security Trustee under Clause 25.12 (Resignation), the resigning Security Trustee shall execute and deliver such documents and do such other acts and things as may be necessary to vest in the successor Security Trustee all the rights and interests vested in the resigning Security Trustee under the Security Documents.

(3)   Each of the Arranger, the Agent and each Lender:

      (a) authorises the Security Trustee to hold each mortgage or charge created pursuant to any Finance Document in its sole name as security trustee for the Agent and the Lenders; and

      (b) requests H.M. Land Registry to register the Security Trustee as the sole proprietor of any mortgage or charge so created.

25.18 DISTRIBUTION OF PROCEEDS OF ENFORCEMENT

(1) To the extent that the Security Documents provide for the net proceeds of any enforcement to be applied against the Secured Liabilities, the Security Trustee shall pay them to the Agent and the Agent shall apply them in payment of any amounts due but unpaid under the Finance Documents, if applicable in the order set out in Clause 28.5 (Partial payments). This shall override any appropriation made by any Chargor.

(2) The Security Trustee may, at its discretion, accumulate proceeds of enforcement in an interest bearing account in its own name.

26.   CONDUCT OF BUSINESS BY THE FINANCE PARTIES

       No provision of this Agreement will:

      (a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

      (b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

      (c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.   SHARING AMONG THE LENDERS

27.1  PAYMENTS TO LENDERS

      If a Lender (a "RECOVERING LENDER") receives or recovers any amount from a Chargor other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

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      (a)   the Recovering Lender shall, within three Business Days, notify details of the receipt or recovery to the Agent;

      (b) the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Lender would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

      (c) the Recovering Lender shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "SHARING PAYMENT") equal to the receipt or recovery less any amount which the Agent determines may be retained by the Recovering Lender as its share of any payment to be made in respect of the receipt or recovery in accordance with Clause 28.5 (Partial payments).

27.2  REDISTRIBUTION OF PAYMENTS

      The Agent shall treat the Sharing Payment as if it had been paid by the relevant Chargor and distribute it between the Finance Parties (other than the Recovering Lender) in accordance with Clause 28.5 (Partial payments).

27.3  RECOVERING LENDER'S RIGHTS

(1) On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Lender will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(2) If and to the extent that the Recovering Lender is not able to rely on its rights under Clause 27.3(1), the relevant Chargor shall be liable to the Recovering Lender for a debt equal to the Sharing Payment which is immediately due and payable.

27.4  REVERSAL OF REDISTRIBUTION

      If any part of the Sharing Payment received or recovered by a Recovering Lender becomes repayable and is repaid by that Recovering Lender, then:

      (a) each Lender which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Lender an amount equal to its share of the Sharing Payment (together with the relevant proportion of any interest which that Recovering Lender is required to pay); and

      (b) that Recovering Lender's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Chargor will be liable to the reimbursing Lender for the amount so reimbursed.

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27.5  EXCEPTIONS

(1) This Clause 27 shall not apply to the extent that the Recovering Lender would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Chargor.

(2) A Recovering Lender is not obliged to share with any other Lender any amount which the Recovering Lender has received or recovered as a result of taking legal or arbitration proceedings, if:

      (a) it notified the other Lenders of the legal or arbitration proceedings; and

      (b) the other Lender had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

27.6  NO SECURITY INTEREST

      The provisions of this Clause 27 shall not, and shall not be construed so as to, constitute a charge by a Recovering Lender over all or any part of a sum received or recovered by it in the circumstances mentioned in Clause
      27.1 (Payments to Lenders).

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                                   SECTION 12

                                 ADMINISTRATION

28.   PAYMENT MECHANICS

28.1  PAYMENTS TO THE AGENT

      All payments by a Chargor or a Lender under the Finance Documents must be made to the Agent:

      (a) to account number 00001914 with the Society (sort code 07-30-13), reference Prints (UK) QRS 16-1, INC, or any other account which the Agent may from time to time specify to the payer for this purpose; and

      (b) by telegraphic transfer for value on the due date at the time and in the cleared, immediately available funds specified by the Agent.

28.2  DISTRIBUTIONS BY THE AGENT

      Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to a Chargor) and Clause 28.4 (Clawback), be made available by the Agent as soon as practicable after receipt to the Party entitled to receive (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in London.

28.3  DISTRIBUTIONS TO A CHARGOR

      The Agent may (with the consent of the relevant Chargor or in accordance with Clause 29 (Set-off)) apply any amount received by it for any Chargor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Chargor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4  CLAWBACK

(1) Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(2) If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

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28.5  PARTIAL PAYMENTS

(1) If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by any Chargor under the Finance Documents, the Agent shall apply that payment towards the obligations of the Chargors under the Finance Documents in the following order (and where applicable, pro rata within each level):

      (a) FIRST, in or towards payment of any unpaid fees, costs and expenses of any Administrative Party due under any Finance Document but unpaid;

      (b) SECOND, in or towards payment of any accrued interest or non-utilisation fee or fees payable to the Lenders due under this Agreement but unpaid;

      (c) THIRD, in or towards payment pro rata of any principal due under this Agreement but unpaid; and

      (d) FOURTH, in or towards payment pro rata of any other sum due under any Finance Document but unpaid.

(2) The Agent shall, if so directed by the Majority Lenders, vary the order set out in Clause 28.5(1)(b) to (d).

(3) Clause 28.5(1) and (2) will override any appropriation made by any Chargor.

28.6  NO SET-OFF BY ANY CHARGOR

      All payments to be made by any Chargor under the Finance Documents shall be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

28.7  BUSINESS DAYS

(1) Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(2) During any extension of the due date for payment of any principal or an Unpaid Sum under this Agreement, interest is payable on the principal at the rate payable on the original due date.

28.8  CURRENCY OF ACCOUNT

(1) Subject to Clause 28.8(2), sterling is the currency of account and payment for any sum due from any Chargor under any Finance Document.

(2) Each payment in respect of Losses or Taxes shall be made in the currency in which the Losses or Taxes are sustained or incurred.

28.9  CHANGE OF CURRENCY

(1) Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time the lawful currency of the United Kingdom, then:

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      (a)   any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, sterling shall be translated into, or paid in, the currency or currency unit designated by the Agent (after consultation with the Borrower); and

      (b) any translation from one currency or currency unit to another shall be at the official rate of exchange for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(2) If a change in any currency of the United Kingdom occurs, each Finance Document will, to the extent the Agent (acting reasonably and after consultation with the Borrower) specifies to be necessary or appropriate, be amended to comply with any generally accepted conventions and market practice in the interbank market and otherwise to reflect the change in currency.

29.   SET-OFF

      A Finance Party may set-off any matured obligation due from any Chargor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Chargor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

30.   COMMUNICATIONS

30.1  COMMUNICATIONS IN WRITING

      Any communication to be made or provided under or in connection with the Finance Documents (including any notices, waivers or consents and any documents) shall be made or provided in English and in writing and, unless otherwise stated, may be delivered by fax, post or personal delivery.

30.2  ADDRESSES

      The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication to be made or provided under or in connection with the Finance Documents is:

      (a)   (subject to Clause 30.2(d)) in the case of each Chargor:

            Address:         Colliers CRE
                             Aquis House
                             12 Greek Street
                             Leeds
                             LS1 5RU

            Fax: 0113 200 1841

            For the attention of: Sarah Parkin

      (b) in the case of each Lender, that notified in writing to the Agent on or prior to the date on which it becomes a Party;

      (c)   in the case of each of the Administrative Parties;

            Address: Agency Department, Commercial Division, Structured Property Finance, Kings Park Road, Moulton Park, Northampton NN3 6NW

            Fax: 01604 853690

            For the Attention of: Agency Manager re Prints (UK) QRS 16-1, INC;
            and

      (d) may in the alternative in the case of any claim form, judgment or other notice of process on any Chargor be delivered or sent to its agent for service of process named in Clause 37.2 (Service of process) or its registered office from time to time;

      or any substitute address, fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

30.3  EFFECTIVENESS

(1) Any communication made or provided by one person to another under or in connection with the Finance Documents will only be effectively made or provided:

      (a)   if delivered by fax, when received in legible form; or

      (b) if delivered by post or personal delivery, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to the recipient at that address, and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if expressly marked for the attention of that department or officer.

(2) A communication which would otherwise become effective on a non-Business Day or after 5 pm on a Business Day shall instead become effective at 10 am on the next Business Day. s196 Law of Property Act 1925 shall not apply to the Finance Documents.

(3) Any communication to be made or provided to the Agent or the Security Trustee will be effectively made or provided only when actually received by the Agent or, as the case may be, Security Trustee and then only if it is expressly marked for the attention of the department or officer specified as part of its address details provided under Clause 30.2 (Addresses).

(4)   Any communication from or to any Chargor shall be sent through the Agent.

(5) Any communication made or provided to the Borrower will be deemed to have been made or provided to each Chargor.

31.   CALCULATIONS AND CERTIFICATES

31.1  ACCOUNTS

      In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2  CERTIFICATES AND DETERMINATIONS

      Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3  DAY COUNT CONVENTION

      Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 365 days or, in any case where the practice in the London interbank market differs, in accordance with that market practice.

32.   PARTIAL INVALIDITY

      If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of that provision under the law of any other jurisdiction will in any way be affected or impaired.

33.   REMEDIES AND WAIVERS

      No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right prevent any further or other exercise or the exercise of any other right. The remedies and other rights provided in the Finance Documents are cumulative and not exclusive of any remedies and other rights provided by law.

34.   AMENDMENTS AND WAIVERS

34.1  REQUIRED CONSENTS

(1) Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrower and any such amendment or waiver will be binding on all Parties.

(2) The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

34.2  EXCEPTIONS

(1) An amendment or waiver that has the effect of changing or which relates to:

      (a)   the definition of "Majority Lenders" in Clause 1.1 (Definitions);

      (b) an extension to the date of payment of any amount under the Finance Documents;

      (c) a reduction in the Margin or the amount of any payment of principal, interest, fees or commission payable;

      (d)   an increase in Commitment;

      (e) any provision which expressly requires the consent of all the Lenders; or

      (f) Clause 2.2 (Finance Parties' rights and obligations), Clause 24 (Changes to the Lenders), 27 (Sharing among the Lenders) or this Clause 34,

      shall not be made without the prior consent of all the Lenders.

(2) An amendment or waiver which relates to the rights or obligations of any Administrative Party may not be effected without the consent of that Administrative Party.

35.   COUNTERPARTS

      Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures (and if applicable, seals) on the counterparts were on a single copy of the Finance Document.

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                                   SECTION 13

                          GOVERNING LAW AND ENFORCEMENT

36.   GOVERNING LAW

      This Agreement is governed by, and shall be construed in accordance with, English law.

37.   ENFORCEMENT

37.1  JURISDICTION OF ENGLISH COURTS

(1) The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with the Finance Documents (including a dispute regarding the existence, validity or termination of this Agreement) (a "DISPUTE").

(2) The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(3) This Clause 37.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

37.2  SERVICE OF PROCESS

(1) Without prejudice to any other mode of service allowed under any relevant law, each Chargor:

      (a) irrevocably appoints Fitzhardinge Plc trading as Colliers CRE as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

      (b) agrees that a failure by the process agent to notify the relevant Chargor of the process will not invalidate the proceedings concerned.

(2) If for any reason an agent appointed under Clause 37.1(1) ceases to act, the relevant Chargor shall promptly appoint a replacement and notify the Agent of the appointment and the agent's name and address. If the relevant Chargor does not make such an appointment within seven days of the cessation, then the Agent may do so on its behalf and shall notify the relevant Chargor if it does so.

EXECUTION:

The Parties have shown their acceptance of the terms of this Agreement by executing it at the end of the Schedules.

                                   SCHEDULE 1

                               THE ORIGINAL LENDER

NAME, FACILITY OFFICE,                                 COMMITMENT (pound)
COMMUNICATION DETAILS

Nationwide Building Society                            (pound)10,500,000
Structured Property Finance
Hogarth House
136 High Holborn
London
WC1V 6PN

Fax: 020 7826 2114

For the attention of: Peter
Captainino/Alison Garood

                                   SCHEDULE 2

                              CONDITIONS PRECEDENT

STRUCTURE

1. A note or diagram setting out the legal and beneficial ownership of each Chargor and the relationship between them (the "STRUCTURE NOTE").

AUTHORISATIONS AND LEGAL OPINIONS

2.    A copy of the constitutional documents of each Chargor.

3.    A copy of a resolution of the board of directors of each Chargor:

      (a) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute those Finance Documents;

      (b) authorising a specified person or persons to execute those Finance Documents on its behalf; and

      (c) authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

4. A specimen of the signature of each person authorised by the resolution referred to in Paragraph 3.

5.    A certificate of a director of each Chargor:

      (a)   that each copy document relating to that Chargor specified in this
            Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Utilisation Request; and

      (b) in the case of the Borrower only, that borrowing the Total Commitments would not cause any indebtedness or similar limit binding on it to be exceeded.

6. In respect of each Chargor, a legal opinion in the Agreed Terms (satisfactory to the Original Lender in its sole discretion and confirming the proper constitution of the Chargor and the legally binding, enforceable nature of the Facility Agreement and Security Documents against that Chargor), from the legal advisers to the Borrower in the relevant jurisdiction

FINANCIAL INFORMATION

7.    In relation to each Chargor:

      (a)   its most recent audited accounts and financial statements; or

      (b) if it has not yet produced any audited accounts, a pro forma balance sheet showing the anticipated position immediately following the purchase of the Property.

8. Completion statement signed by a director or otherwise on behalf of the Borrower confirming:

      (a) the cash movements required to complete the purchase of the Property, taking into account the deductions proposed to be made by the Agent from the proceeds of the Loan;

      (b) details of the amount(s) and source(s) of the proposed funding, if any, in respect of the Property provided other than under this Agreement, and confirmation that it has been received; and

      (c) the sequence/timing of events in relation to the execution and effectiveness of the documentation to be entered into in relation to the acquisition of the Property by the Borrower.

VALUATION AND SURVEYS

9. The Initial Valuation addressed to the Agent and the Security Trustee on behalf of the Finance Parties. Such Valuation shall indicate, amongst other things:

      (a) that the Total Commitments are less than (i) 75% of the Market Value of the Property and (ii) 100% of the vacant possession value of the Property;

      (b) that the Market value of the Property is not less than (pound)14 million;

      (c) a vacant possession value of the Property of not less than (pound)10.5 million;

      (d) estimated rental values (at a level acceptable to the Lender projected to be (pound)1,179,496 pa);

      (e) satisfactory commentary on demand and how the Property will perform in relation to the sector market average;

      (f)   details of any active management required to maintain value;

      (g) confirmation that Prospective Annual Rental Income for the first year commencing on the Utilisation Date will be at least 110% of Prospective Annual Debt Service Costs and that Prospective Annual Rental Income will be at least 140% of Prospective Annual Finance Costs

10. The latest insurance valuation of the Property addressed to the Agent and the Security Trustee on behalf of the Finance Parties.

11. A tenancy schedule for the Property, showing that the Rental Income of the Property is at least (pound)1,179,496 per annum with fixed rental uplifts of 2.5% p.a. guaranteed by parent companies and that the Property is let by a new 25 year lease to Polestar Petty Ltd.

12. A building survey of the Property by a building surveyor approved by the Agent, addressed to the Agent and the Security Trustee on behalf of the Finance Parties.

13. An environmental report relating to the Property by an environmental consultant approved by the Agent together with a Deed of Collateral Warranty which will be addressed to the Agent and the Security Trustee on behalf of the Finance Parties.

INSURANCE

14.   Evidence:

      (a) of the extent and level of the insurance cover in force in respect of the Property, including the insurance cover in respect of acts of terrorism;

      (b) that the Security Trustee as mortgagee is stated as co-insured and loss payee; and

      (c) that the policies comply with the requirements of Clause 19.4 (Insurance).

15. A notice to each relevant insurance company in the Agreed Terms, each duly executed by the Borrower.

PROPERTY

16.   All title documents relating to the Property.

17.   Stamped counterparts of all Occupational Leases.

18. Each Purchase Agreement and a notice of charge to each relevant vendor under each Purchase Agreement in the Agreed Terms duly executed by the Borrower.

19. The results of H.M. Land Registry (or if the Property is unregistered, HM Land Charges Registry) searches in favour of the Security Trustee on the appropriate forms against all of the titles comprising the Property, each giving not less than ten Business Days' priority beyond the date of the Debenture and showing no adverse entries.

20. A certificate of the title of the Borrower to the Property, prepared in the current City of London Law Society approved form and including a report on the Occupational Leases, from Nabarro Nathanson addressed to the Agent and the Security Trustee on behalf of the Finance Parties (the "TITLE CERTIFICATE"), together with evidence that Nabarro Nathanson carry professional indemnity insurance cover for any amount per claim at least equal to the Total Commitments.

21. Confirmation from Mayer, Brown, Rowe & Maw LLP, English lawyers to the Agent, addressed to the Agent and the Security Trustee on behalf of the Finance Parties that they have received the Title Certificate and commenting on the terms of it.

22. Confirmation from the Valuer that it has received the Title Certificate and specifying any resulting alteration to the Initial Valuation or confirming that there is no resulting alteration.

23.   An effective discharge of any Security Interest affecting the Property.

24. The assurance of the Property to the Borrower, together with a duly completed PD form.

25. The Development Agreement duly executed by each party expressed to be a party to it and a notice of charge to each such party (save for the Borrower) in the Agreed Terms duly executed by the Borrower.

26. Each Collateral Warranty duly executed by each party expressed to be a party to it.

27. Appropriate Land Registry application forms, duly completed and signed by Nabarro Nathanson, accompanied by all necessary Land Registry fees, documentation and copy documentation.

28. An authority from the vendor or other person entitled to the benefit of the Rental Income from the Property in the Agreed Terms directing each occupational tenant to pay rent to or to the order of the Borrower

29. A notice of charge to each occupational tenant in the Agreed Terms, each duly executed by the Borrower.

MANAGING AGENT

30. A copy of the appointment of the Managing Agent of the Property, duly executed by all parties to it.

31. A duty of care deed in the Agreed Terms, duly executed by the Managing Agent and the Borrower, together with evidence of the authority of the signatory for the Managing Agent.

TAX

32. Evidence that the transfer of the Property to the Borrower will be treated as a transfer of a going concern for VAT purposes, including:

      (a) evidence that the transferor of the legal and beneficial interest in the Property is registered for VAT and has elected to waive exemption from VAT in respect of the Property;

      (b)   a copy of the VAT registration certificate of the Borrower; and

      (c) a copy of a receipted notice in respect of the Property from the Borrower to HM Customs & Excise of its election to waive exemption from VAT in respect of the Property.

33. Evidence that approval has been obtained from the Inland Revenue pursuant to Regulation 17 of the Taxation of Income from Land (Non-Resident) Regulations 1995 by the Borrower permitting it to receive Rental Income from the Property gross.

SECURITY AND HEDGING

34.   The Debenture duly executed by the Borrower.

35.   The Shares Charge, duly executed by the Shareholder, together with:

      (a) a copy of the relevant register of members (or equivalent) evidencing ownership of the relevant shares;

      (b)   the relevant share certificates;

      (c)   signed but undated stock transfer forms in blank; and

      (d) any waivers required by the Agent in connection with the Shares Charge, duly executed by the persons giving them.

36.   Completed forms 395 in respect of the Debenture and the Shares Charge.

37.   Evidence that the Rent Account has been duly opened, together with:

      (a)   copies of the account mandate;

      (b) a direct debit form for the quarterly payments from the Rent Account; and

      (c) a "control agreement" with the bank with which the Rent Account is held.

38. Evidence that arrangements have been effected in relation to the Retention Amount and the defective title insurance indemnity payment referred to in Clause 16.3 of the Purchase Agreement entered into between (1) the Borrower and (2) Polestar Petty Limited providing security in relation to those amounts in favour of the Finance Parties.

39. The Subordination Deed, duly executed by each party to it (other than any Finance Party).

40. The Hedging Strategy Letter, duly signed by the Borrower, together with evidence that the Borrower has complied with that letter to the extent (if any) that it requires compliance prior to the Utilisation Date (such evidence to include a letter confirming any Fixed Rate applicable to the Loan commencing on the Utilisation Date) and that any premium payable has been paid.

41. A notice in the Agreed Terms to the counterparty to any External Hedging Agreement, duly executed by the Borrower if and to the extent applicable.

OTHER DOCUMENTS AND EVIDENCE

42.   The Fees Letter, counter-signed by the Borrower.

43. Evidence that any process agent referred to in Clause 37.2 (Service of process) has accepted its appointment.

44. Copies of the Nationwide application form duly completed, certified copies of the passports of each director of the Borrower and any other items requested by the Society to comply with its money laundering requirements.

45. A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

                                   SCHEDULE 3

                                FORM OF REQUESTS

                       PART 1: FORM OF UTILISATION REQUEST

From: Prints (UK) QRS 16-1, INC

To:   [           ] as Agent

Dated:

Dear Sirs

UTILISATION REQUEST

We refer to the facility agreement dated [    ] and made between (1) Prints (UK)
QRS 16-1, INC as borrower and (2) Nationwide Building Society in various capacities including as Agent (the "FACILITY AGREEMENT"). Terms defined in the Facility Agreement but not in this letter shall have the same meaning in this letter as in the Facility Agreement.

1.    We wish to borrow the Loan on the following terms:

        Proposed Utilisation Date:      [     ] (or, if that is not a Business
                                        Day, the next Business Day)

        Amount:                         [  ] or, if less, the Total Commitments

2. (Optional) [Pursuant to clause 8.4 (Request for fixed rate) of the Facility Agreement, we request that the rate of interest on all of the Loan be fixed for a period of [SPECIFY PERIOD-SEE CLAUSE 8.4] commencing on the Utilisation Date.]

3. We confirm that each condition specified in clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Utilisation Request and will be satisfied as at the Utilisation Date.

4.    The proceeds of the Loan should be credited to:

          Name and address of bank:

          Name of Account:

          Number of Account:

          Sort Code:

5.    This Utilisation Request is irrevocable.

Yours faithfully

-----------------------
Prints (UK) QRS 16-1, INC
BY:

                       PART 2: FORM OF FIXED RATE REQUEST

From:                   Prints (UK) QRS 16-1, INC

To:                     [            ] as Agent

Dated:

Dear Sirs,

FIXED RATE REQUEST

We refer to the facility agreement dated [    ] and made between (1) Prints (UK)
QRS 16-1, INC as borrower and (2) Nationwide Building Society in various capacities including as Agent (the "FACILITY AGREEMENT"). Terms defined in the Facility Agreement but not in this letter shall have the same meaning in this letter as in the Facility Agreement.

1.    Pursuant to clause 8.4 (Request for fixed rate) of the Facility Agreement,
      we request that the rate of interest on [(pound)[    ] of] the Loan be
      fixed for a period of [SPECIFY PERIOD - SEE CLAUSE 8.4 OF THE AGREEMENT]
      commencing on [    ].

2. We confirm that each condition specified in clause 4.2 (Further conditions precedent) of the Facility Agreement is satisfied on the date of this Fixed Rate Request and will be satisfied as at the commencement date requested for the fixed rate.

3.    This Fixed Rate Request is irrevocable.

4.    We designate this Fixed Rate Request as a Finance Document.

Yours faithfully

--------------------------
Prints (UK) QRS 16-1, INC

BY:

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                                   SCHEDULE 4

                                  THE PROPERTY

1. The freehold land being 12-14 Whitehall Road, Leeds registered at HM Land Registry with title absolute under title number WYK563237.

2. The freehold land known as Junction Works, Coleman Street, Leeds registered at HM Land Registry with title absolute under title number WYK611054.

3. The freehold land formerly known as the Goodman Arms, Whitehall Road, Leeds registered at HM Land Registry with title absolute under title number WYK525150.

4. All estate and interest (if any) of the seller of the property in that half of the roadway known as Laura Street to the midpoint as abuts the property referred to in Paragraphs 1-3 above.

5. The freehold land being land on the north side of Whitehall Road, Leeds registered at HM Land Registry with title absolute under title number WYK529431.

6. The freehold land being 42 Whitehall Road, Leeds registered at HM Land Registry with title absolute under title number WYK531325.

7. The freehold land being land and buildings on the north east side of Whitehall Road, Leeds registered at HM Land Registry with title absolute under title number WYK236001.

8. All that estate and interest (if any) of the seller of the property in that half of the roadway known as Laura Street to the midpoint as abuts the property referred to in Paragraphs 5-8 above.

                                   SCHEDULE 5

                          FORM OF TRANSFER CERTIFICATE

To: [          ] as Agent

From: [Name of Existing Lender] (the "EXISTING LENDER") and [Name of New Lender]
      (the "NEW LENDER")

Dated:

Dear Sirs

TRANSFER CERTIFICATE

We refer to the facility agreement dated [    ] and made between (1) Prints (UK)
QRS 16-1, INC as borrower and (2) Nationwide Building Society in various capacities including as Agent (the "FACILITY AGREEMENT").

1.    We refer to clause 24.6 (Procedure for transfer) of the Facility
      Agreement:

      (a) the Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender's Commitment, rights and obligations referred to in the Schedule to this letter in accordance with clause 24.6 (Procedure for transfer) of the Facility Agreement;

      (b)   the proposed Transfer Date is [    ]; and

      (c) the Facility Office and address, fax number and attention details for communications of the New Lender for the purposes of clause 30.2 (Addresses) of the Facility Agreement are set out in the Schedule to this letter.

2. The New Lender expressly acknowledges the limitations on the Existing Lender's obligations set out in clause 24.5(3) (Limitation of responsibility of Existing Lenders) of the Facility Agreement.

3.    This Transfer Certificate is governed by English law.

                                  THE SCHEDULE

              COMMITMENT, RIGHTS AND OBLIGATIONS TO BE TRANSFERRED

[insert relevant details or outstanding participation and Commitment being transferred] and all rights and obligations of the Existing Lender under the Finance Documents in respect of that [participation] [and] [Commitment].

[Facility Office address, fax number and attention details for notices and account details for payments]

--------------------------                      ------------------------------
[Name of Existing Lender]                       [Name of New Lender]
BY:                                             BY:

This Transfer Certificate is accepted by the Agent and the Transfer Date is
confirmed as [    ].

---------------------
[Name of Agent]
 BY:

                                   SCHEDULE 6

                             MANDATORY COST FORMULA

1. The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with:

      (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions); or

      (b)   the requirements of the European Central Bank.

2. On the first day of each Interest Period (or as soon as possible after that) the Agent shall calculate, as a percentage rate, a rate (the "ADDITIONAL COST RATE") for each Lender, in accordance with this Schedule. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders' Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the Loans) and will be expressed as a percentage rate per annum.

3. The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office. A "PARTICIPATING MEMBER STATE" means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to European Monetary Union.

4. The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

                     AB + C(B-D) + E x 0.01 per cent. per annum
                     ----------------------
                         100-(A + C)

Where:

A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, in respect of an Unpaid Sum, the additional rate of interest specified in Clause 8.3 (Default interest)) payable for the relevant Interest Period on the Unpaid Sum.

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C     is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to Paragraph 7 and expressed in pounds per (pound)1,000,000.

5.    For the purposes of this Schedule:

      (a) "ELIGIBLE LIABILITIES" and "SPECIAL DEPOSITS" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

      (b) "FEES RULES" means the rules on periodic fees contained in the FSA Supervision Manual or other such law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits or for banking or building society supervision;

      (c) "FEE TARIFFS" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

      (d) "TARIFF BASE" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7. If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per (pound)1,000,000 of the Tariff Base of that Reference Bank.

8. Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, each Lender shall supply the following information in writing on or prior to the date on which it becomes a Lender:

      (a)   the jurisdiction of its Facility Office; and

      (b) any other information that the Agent may reasonably require for such purpose.

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      Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this Paragraph 8.

9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to Paragraphs 7 and 8 and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank or building society from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10. The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to Paragraphs 3, 7 and 8 is true and correct in all respects.

11. The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to Paragraphs 3, 7 and 8.

12. Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13. The Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority, the European Central Bank or any authority regulating or supervising building societies (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

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                                   SCHEDULE 7

                             COMPLIANCE CERTIFICATE

To:   [  ] as Agent

From: Prints (UK) QRS 16-1, INC

Dated:

Dear Sirs

COMPLIANCE CERTIFICATE

We refer to the facility agreement dated [    ] and made between (1) Prints (UK)
QRS 16-1, INC as borrower and (2) Nationwide Building Society in various capacities including as Agent (the "FACILITY AGREEMENT").

1. We refer to the Facility Agreement. This is a Compliance Certificate, as defined in it.

2.    [We confirm that no Default is continuing.]*

Signed:  -----------------------                  ------------------------
         Director                                 Director
         of                                       of
         PRINTS (UK) QRS 16-1, INC                PRINTS (UK) QRS 16-1, INC

----------
- If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

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EXECUTION OF THE FACILITY AGREEMENT:

THE BORROWER

SIGNED by                                       )
PRINTS (UK) QRS 16-1, INC                       )        /s/ Kevin Stimpson
acting by its attorned Kevin Stimpson           )
attorney for Edward v.Lapuma
THE ORIGINAL LENDER

SIGNED by )  P CAPTAININO                       )
duly authorised for and on behalf of            )        /s/ P Captainino
NATIONWIDE BUILDING SOCIETY                     )
as Original Lender                              )

THE AGENT AND ARRANGER

SIGNED by P CAPTAININO                          )
duly authorised for and on behalf of            )        /s/ P Captainino
NATIONWIDE BUILDING SOCIETY                     )
as Agent and Arranger                           )

THE SECURITY TRUSTEE

SIGNED by P CAPTAININO                          )
duly authorised for and on behalf of            )        /s/ P Captainino
NATIONWIDE BUILDING SOCIETY                     )
as Security Trustee                             )